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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH
All Outstanding Ordinary Shares of

PATHEON N.V.
at
$35.00 per share
by
THERMO FISHER (CN) LUXEMBOURG S.À R.L.
a wholly owned subsidiary of
THERMO FISHER SCIENTIFIC INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON AUGUST 10, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg ("Purchaser") and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation ("Thermo Fisher"), is offering to purchase all of the outstanding ordinary shares, par value €0.01 per share (the "Shares"), of Patheon N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands registered with the trade register in The Netherlands under file number 59564903 ("Patheon"), at a purchase price of $35.00 per Share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with this Offer to Purchase, as each may be amended or supplemented from time to time, the "Offer").

        The Offer is being made pursuant to a Purchase Agreement, dated as of May 15, 2017 (as it may be amended from time to time, the "Purchase Agreement"), by and between Thermo Fisher, Purchaser and Patheon. Unless the Offer is earlier terminated, the Offer will expire at 9:00 a.m., New York City time, on August 10, 2017 (the "Expiration Time," unless the Offer is extended in accordance with the Purchase Agreement, in which event "Expiration Time" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire).

        Purchaser may extend the Offer to such other date and time as may be agreed in writing by Patheon and Thermo Fisher, and will extend the Offer for the minimum period required by applicable law, the United States Securities and Exchange Commission (the "SEC"), or the rules of the New York Stock Exchange ("NYSE"). Purchaser will also extend the Offer on one or more occasions in consecutive periods of up to 10 business days each if, at the then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition, or for periods of up to 20 business days in case of the Antitrust Clearance Condition or Legal Restraints Condition (each as defined below) if either such condition is not reasonably likely to be satisfied within such 10 business-day extension period. Purchaser may, but will not be required to, extend the Offer on more than two occasions if the sole remaining unsatisfied condition to the Offer is the Minimum Condition (as defined below), and Purchaser is not required to extend the Offer beyond the End Date (as defined below).

        The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Thermo Fisher will cause Purchaser to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter) accept for payment (the time of acceptance for payment, the "Acceptance Time") and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (such time of payment, the "Offer Closing"). It is expected that following the Offer Closing, the listing of the Shares on the NYSE will be terminated, Patheon will no longer be a publicly traded company, and the Shares will be deregistered under the Exchange Act, resulting in the cessation of Patheon's reporting obligations with respect to the Shares with the SEC.

        After careful consideration, the board of directors (bestuur) of Patheon (the "Patheon Board") has unanimously, among other things, (a) determined that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Asset Sale and the Liquidation and Second Step Distribution (each as defined below)) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement.

        The Patheon Board unanimously recommends that Patheon shareholders accept the Offer and tender their Shares in the Offer. Furthermore, the Patheon Board unanimously recommends that you vote "FOR" each of the items that contemplates a vote of Patheon shareholders at the extraordinary general meeting of Patheon shareholders (the "EGM"). At the EGM, Patheon shareholders will be requested to vote on (a) (i) approval of the sale, transfer and assumption of the business of Patheon, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) (the "Asset Sale") subject to the Asset Sale Threshold (as defined below) having been achieved, and (ii) the Liquidation (as defined below), including the appointment of a liquidator of Patheon effective as of completion of the Asset Sale (collectively, the "Asset Sale Resolutions"), (b) certain amendments to Patheon's articles of association to become effective after the delisting of the Shares on the NYSE, including the conversion of Patheon from a public limited liability company (naamloze vennootschap or N.V.) to a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid or B.V.) under Dutch law, (c) the appointment of directors designated by Purchaser to the Patheon Board to replace certain current directors of Patheon who will resign from the Patheon Board effective as of the Offer Closing (together with clause (b) the "Governance Resolutions"), and (d) other matters contemplated by the Purchase Agreement.

        Following the Acceptance Time in accordance with the Purchase Agreement, Purchaser will (and Thermo Fisher will cause Purchaser to) provide for a subsequent offering period of at least 10 business days in accordance with Rule 14d-11 promulgated under the Exchange Act (the "Subsequent Offering Period"). In the event that prior to the expiration of the Subsequent Offering Period, Purchaser or one of its affiliates has publicly indicated its intention to, subject to the terms of the Purchase Agreement, effectuate the Asset Sale, Purchaser will (and Thermo Fisher will cause Purchaser to) extend the Subsequent Offering Period for at least five business days to permit any remaining minority shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the "Minority Exit Offering Period"). Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), or any delay in making payment for Shares.

        As promptly as practicable following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or Purchaser may, but is not required to, effectuate or cause to be effectuated a corporate reorganization of or involving Patheon and its subsidiaries (the "Post-Offer Reorganization"). The Post-Offer Reorganization will utilize processes available to Purchaser under Dutch law aimed at strengthening Thermo Fisher's direct or indirect control over Patheon or its assets and business operations. More specifically, the Asset Sale and Liquidation (as defined below) and the Compulsory Acquisition (as defined below) would ensure that Purchaser or one of its affiliates becomes the owner of all or substantially all of Patheon's business operations from and after the consummation of such Post-Offer Reorganization. In the event that the Asset Sale and Liquidation (as defined below) is implemented, any Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) will be offered or will receive cash in an amount equal to the Offer Consideration, without interest and less applicable withholding taxes. In the event that a compulsory acquisition procedure (uitkoopprocedure) of non-tendered Shares as provided by Dutch law (the "Compulsory Acquisition") is implemented, then Shares held by non-tendering Patheon shareholders will be acquired in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code. In that circumstance, the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the "Dutch Court") will determine the price to be paid for the non-tendered Shares. In such event, the Dutch Court has sole discretion to determine the per Share price to be paid for the non-tendered Shares. Such price may be greater than, equal to or less than the Offer Consideration. Such price may potentially be increased by statutory interest ("Dutch Statutory Interest") accrued at the rate applicable in The Netherlands (currently two percent per annum). The period for the calculation of the Dutch Statutory Interest would begin either (i) on the date on which the Offer Consideration became payable to Patheon shareholders who tendered their Shares to Purchaser in the Offer or (ii) under certain circumstances, from the date when the Dutch Court renders an interim judgment allowing the claim for the Compulsory Acquisition against the non-tendering shareholders for all of their Shares. The end of the period for the calculation of the Dutch Statutory Interest would be the date Purchaser pays for the Shares then owned by the non-tendering Patheon shareholders. In the event the Asset Sale and Liquidation (as defined below) or the Compulsory Acquisition are consummated, Patheon will either be liquidated or become wholly owned by Purchaser.

        Purchaser and Thermo Fisher may, but are not required to, effectuate or cause to be effectuated the Post-Offer Reorganization by one or more of a variety of actions, potentially including (a) subject to the approval of the Asset Sale Resolutions by Patheon shareholders at the EGM (or any subsequent EGM) and achievement of the Asset Sale Threshold (as defined below) but not the Compulsory Acquisition Threshold (as defined below), the Asset Sale and the Liquidation (as defined below) and Second Step Distribution (as defined below) or (b) if permissible under applicable law and if the Compulsory Acquisition Threshold (as defined below) has been achieved, the Compulsory Acquisition.

        If Patheon shareholders have adopted the Asset Sale Resolutions, and if Purchaser or Thermo Fisher elects—after the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period)—to proceed with the Asset Sale followed by the Liquidation and the Second Step Distribution (each as defined below), and if the number of Shares validly tendered pursuant to the Offer and not properly withdrawn (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), together with the Shares owned by Thermo Fisher or its affiliates, represents at least 80% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal) (the "Asset Sale Threshold") but less than 95% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal) (the "Compulsory Acquisition Threshold"), then the cash purchase price in the Asset Sale would be an aggregate amount equal to the Offer Consideration multiplied by the total number of Shares held by non-tendering Patheon shareholders immediately prior to the completion of the Asset Sale. Upon consummation of the Asset Sale, (a) Patheon will hold only the cash received in the Asset Sale and certain other immaterial assets and liabilities; (b) Purchaser (or an affiliate of Purchaser) would (i) own all of Patheon's business operations and (ii) be the principal shareholder in Patheon; and (c) the non-tendering Patheon shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. As soon as practicable following consummation of the Asset Sale, Patheon's liquidator would then complete the liquidation and dissolution of Patheon (the "Liquidation") in accordance with applicable Dutch procedures, with Purchaser (or an affiliate of Purchaser) providing certain funds and indemnities to enable Patheon's liquidator to make one or more advance liquidation distributions and a final liquidation distribution (collectively, the "Second Step Distribution"), whereby the initial advance liquidation distribution is expected to result in payment, through a settlement agent, to each non-tendering Patheon shareholder of an amount in cash equal to the Offer Consideration, without interest and less applicable withholding taxes, for each Share then owned by such non-tendering Patheon shareholder. No compensation will be paid to non-tendering Patheon shareholders for any administrative costs charged by banks in relation to the transfer of the Second Step Distribution to their bank account or otherwise.

        If the number of Shares owned by Thermo Fisher or its affiliates represents less than 100% but at least 95% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal), and Purchaser or Thermo Fisher elects to have Purchaser commence the Compulsory Acquisition, Purchaser would then complete the Post-Offer Reorganization by commencing a Compulsory Acquisition before the Dutch Court. The Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Consideration (with such price potentially being increased by the Dutch Statutory Interest). Upon execution (tenuitvoerlegging) of the Dutch Court's ruling in the Compulsory Acquisition, each non-tendering Patheon shareholder will receive the per Share price determined by the Dutch Court and Purchaser will become the sole shareholder of Patheon.

        The applicable withholding taxes and other taxes, if any, imposed on non-tendering Patheon shareholders in respect of the Second Step Distribution or another Post-Offer Reorganization may be different from, and greater than, the taxes imposed upon such Patheon shareholders had they tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition.

        It is possible that Purchaser may not be able to, or may elect not to, implement any proposed Post-Offer Reorganization promptly after the consummation of the Offer, that such Post-Offer Reorganization may be delayed or that such Post-Offer Reorganization may not be able to, or may not, take place at all. Any Post-Offer Reorganization could be the subject of litigation, and a court could delay the Post-Offer Reorganization or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Post-Offer Reorganization, the consideration that Patheon shareholders receive therefrom may be different than the consideration that they would have received had they tendered their Shares in the Offer or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition (and they may also be subject to additional taxes).

        The Offer is conditioned upon, among other things, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition; (ii) the Antitrust Clearance Condition; (iii) the Legal Restraints Condition; (iv) the Governance Resolutions Condition; and (v) the Material Adverse Effect Condition, each as defined below.

        The "Minimum Condition" requires that there have been validly tendered pursuant to the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Thermo Fisher or its affiliates, represents at least 95% of Patheon's issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time, provided that, if the Asset Sale Resolutions are adopted at the EGM or any subsequent EGM prior to the Expiration Time, the required threshold will be reduced to 80%; and provided, further, that if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement, Purchaser may, in its sole discretion by written notice to Patheon, reduce the required threshold to 75% solely for purposes of consummating the Offer.

        The "Antitrust Clearance Condition" requires the expiration or termination of any waiting period (and extensions thereof) applicable to the Offer and the other transactions contemplated by the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Council Regulation 139/2004 of the European Union (the "EU Merger Regulation") and the receipt of and being in full force in effect of, or expiration of relevant waiting periods under, all clearances or approvals under certain other applicable regulatory or antitrust laws.

        The "Legal Restraints Condition" requires that there is not in effect any applicable law, regulation, order, or injunction (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the transactions contemplated by the Purchase Agreement.

        The "Governance Resolutions Condition" requires that, at the EGM, Patheon shareholders have adopted the Governance Resolutions.

        The "Material Adverse Effect Condition" requires that no fact, change, event, development, occurrence or effect has occurred following the date of the Purchase Agreement that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Purchase Agreement, but excluding clause (ii) of such definition).

        The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        A summary of the principal terms of the Offer appears under the heading "Summary Term Sheet." You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

May 31, 2017

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must, prior to the Expiration Time, (a) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the "Depositary"), (b) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," or (c) request that your broker, dealer, commercial bank, trust company, or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer. If you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance should be directed to D.F. King & Co., Inc., the information agent for the Offer (the "Information Agent"), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery, and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company, or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, NY 10005
Shareholders may call toll free: (800) 487-4870
Banks and brokers may call: (212) 269-5550
Email: pthn@dfking.com

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase (the "Offer to Purchase"), the related Letter of Transmittal (the "Letter of Transmittal"), and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal, and other related materials in their entirety, which, as each may be amended or supplemented from time to time, we collectively refer to as the "Offer." Purchaser (as defined below) has included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Patheon N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands registered with the trade register in The Netherlands under file number 59564903 (" Patheon"), contained herein and elsewhere in the Offer to Purchase has been provided to Purchaser (as defined below) by Patheon or has been taken from or is based upon publicly available documents or records of Patheon on file with the United States Securities and Exchange Commission (the " SEC") or other public sources at the time of the Offer and Purchaser has not independently verified the accuracy and completeness of such information.

Securities Sought	All outstanding ordinary shares, par value €0.01 per share, of Patheon (the "Shares").
Price Offered Per Share	$35.00 per Share, less any applicable withholding taxes and without interest, to the holders thereof and payable in cash (the "Offer Consideration").
Scheduled Expiration of Offer
9:00 a.m., New York City time, on August 10, 2017 (the "Expiration Time" unless the Offer is extended, in which event "Expiration Time" will mean the latest time and date at which the Offer, as so extended by Purchaser pursuant to and in accordance with the Purchase Agreement, will expire). See Section 1—"Terms of the Offer."
Purchaser
Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg ("Purchaser"), and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation ("Thermo Fisher").

Who is offering to buy my Shares?

        Purchaser, a wholly owned subsidiary of Thermo Fisher, is offering to purchase for cash all outstanding Shares. Purchaser is a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg and Thermo Fisher is a Delaware corporation.

        See the "Introduction" and Section 8—"Certain Information Concerning Thermo Fisher and Purchaser."

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "Purchaser," "us," "we," and "our" to refer to Thermo Fisher (CN) Luxembourg S.à r.l. We use the term "Thermo Fisher" to refer to Thermo Fisher Scientific Inc. and the term "Patheon" to refer to Patheon N.V. For the avoidance of doubt, any reference herein to "non-tendering shareholders" does not include Thermo Fisher, Purchaser or any of their respective affiliates.

i

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all outstanding Shares at a purchase price of $35.00 per Share, less any applicable withholding taxes and without interest, to the holders thereof, in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

Is there an agreement governing the Offer?

        Yes. Thermo Fisher, Purchaser and Patheon entered into a Purchase Agreement, dated as of May 15, 2017 (as it may be amended from time to time, the "Purchase Agreement"). The Purchase Agreement provides, among other things, for the terms and conditions of the Offer, and certain potential post-Offer corporate reorganizations of or involving Patheon and its subsidiaries (each post-Offer corporate reorganization of or involving Patheon and its subsidiaries a "Post-Offer Reorganization").

        See Section 11—"The Purchase Agreement; Other Agreements," Section 12—"Purpose of the Offer; Plans for Patheon," and Section 15—"Certain Conditions of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire the entire equity interest in Patheon so that we will own and control all of Patheon's current businesses. If the Offer is consummated, we intend to cause Patheon to terminate the listing of the Shares on the New York Stock Exchange ("NYSE"). As a result, Patheon and its Shares would cease to be publicly traded. In addition, after the consummation of the Offer we intend to cause the termination of the registration of Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as promptly as practicable, and expect to take steps to cause the suspension of all of Patheon's reporting obligations with the SEC.

        See Section 12—"Purpose of the Offer; Plans for Patheon."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $35.00 per Share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash, upon the terms and subject to the conditions set forth in the Purchase Agreement and in this Offer to Purchase and the Letter of Transmittal. If you are the record owner of your Shares and you tender your Shares directly to American Stock Transfer & Trust Company, LLC (the "Depositary"), you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company, or other nominee and your broker, dealer, commercial bank, trust company, or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company, or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or nominee to determine whether any charges will apply.

        See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

What does the Board of Directors of Patheon think of the Offer?

        After careful consideration, the board of directors (bestuur) of Patheon (the "Patheon Board") has unanimously, among other things, (a) determined that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Asset Sale and the Liquidation and Second Step Distribution (each as defined below)) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement.

        The Patheon Board unanimously recommends that Patheon shareholders accept the Offer and tender their Shares in the Offer. Furthermore, the Patheon Board unanimously recommends that you vote "FOR" each of the items that contemplates a vote of Patheon shareholders at the extraordinary general meeting of Patheon shareholders (the "EGM") to be held in connection with the transactions contemplated by the Purchase Agreement. At the EGM, Patheon shareholders will be requested to vote on (a) (i) approval of the sale, transfer and assumption of the business of Patheon, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) (the "Asset Sale") subject to the Asset Sale Threshold (as defined below) having been achieved, and (ii) the Liquidation (as defined below), including the appointment of a liquidator of Patheon effective as of completion of the Asset Sale (collectively, the "Asset Sale Resolutions"), (b) certain amendments to Patheon's articles of association to become effective after the delisting of the Shares on the NYSE, including the conversion of Patheon from a public limited liability company (naamloze vennootschap or N.V.) to a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid or B.V.) under Dutch law, (c) the appointment of directors designated by us to the Patheon Board to replace certain current directors of Patheon who will resign from the Patheon Board effective as of the Offer Closing (together with clause (b) the "Governance Resolutions"), and (d) other matters contemplated by the Purchase Agreement.

        A more complete description of the reasons that the Patheon Board approved the Offer and recommended that Patheon shareholders accept the Offer and tender their Shares pursuant to the Offer is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Patheon that Patheon is furnishing to shareholders in connection with the Offer (the "Schedule 14D-9").

Will you have the financial resources to make payment?

        Yes. We estimate that the total amount of funds required to purchase all outstanding Shares in the Offer and to consummate the other transactions contemplated by the Purchase Agreement, to pay related transaction fees and expenses and to pay or refinance certain outstanding debt of Patheon that is required to be paid or refinanced upon the consummation of the Offer and the other transactions contemplated by the Purchase Agreement, will be approximately $7.4 billion. We anticipate funding such cash requirements from a combination of sources, including (a) available cash and cash equivalents of Thermo Fisher and its subsidiaries, (b) committed debt financing that Thermo Fisher received from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, who may syndicate the facility to other banks in respect of a senior unsecured 364-day bridge loan facility as further described below, (c) a new term loan credit facility and/or (d) proceeds from the sale of debt and/or equity securities of Thermo Fisher. The consummation of the Offer and the other transactions contemplated by the Purchase Agreement is not subject to any financing condition, including receipt of the aforementioned committed debt financing.

        See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares pursuant to the Offer?

        No. We do not think our financial condition is relevant to your decision on whether to tender Shares and accept the Offer because:

  •
  The Offer is being made for all outstanding Shares solely for cash.

  •
  We will have access to unrestricted cash and cash equivalents of our affiliates, which, together with the proceeds of the debt financing available to Thermo Fisher and further described in Section 9—"Source and Amount of Funds," we anticipate being sufficient to purchase all Shares tendered pursuant to the Offer and to complete the Post-Offer Reorganization (if any).

  •
  The Offer is not subject to any financing condition.

  •
  If we consummate the Offer and not all outstanding Shares are tendered pursuant to the Offer or during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period (each as defined below), while we or Thermo Fisher may elect to effectuate or cause to be effectuated a Post-Offer Reorganization, we have no plans to offer any of our securities to effectuate the Post-Offer Reorganization. The steps we may take to effectuate the Post-Offer Reorganization include (but are not limited to) (a) if Thermo Fisher or its affiliates own Shares representing at least 80% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal) (the "Asset Sale Threshold") but less than 95% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal), acquiring all or substantially all assets and liabilities of Patheon in the Asset Sale and, as soon as practicable following the consummation of the Asset Sale, dissolving and liquidating Patheon (the "Liquidation") in accordance with applicable Dutch procedures, such that one or more advance liquidation distributions and a final liquidation distribution (collectively, the "Second Step Distribution") will be made, whereby the initial advance liquidation distribution is expected to result in payment, through a settlement agent, to each non-tendering Patheon shareholder of an amount in cash equal to the Offer Consideration, without interest and less applicable withholding taxes, for each Share then owned by such non-tendering Patheon shareholder or (b) if Thermo Fisher or its affiliates own Shares representing 95% or more of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal), commencing a statutory proceeding before the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the "Dutch Court") for a compulsory acquisition (uitkoopprocedure) of non-tendered shares as provided by Dutch law (the "Compulsory Acquisition"). If the Compulsory Acquisition is implemented, then the Dutch Court will determine in its sole discretion the price to be paid for the non-tendered Shares, which price may be greater than, equal to, or less than the Offer Consideration. Such price may potentially be increased by statutory interest ("Dutch Statutory Interest") accrued at the rate applicable in The Netherlands (currently two percent per annum). The period for the calculation of the Dutch Statutory Interest would begin either (i) on the date on which the Offer Consideration became payable to Patheon shareholders who tendered their Shares to Purchaser in the Offer or (ii) under certain circumstances, from the date when the Dutch Court renders an interim judgment allowing the claim for the Compulsory Acquisition against the non-tendering shareholders for all of their Shares. The end of the period for the calculation of the Dutch Statutory Interest would be the date we pay for the Shares then owned by the non-tendering Patheon shareholders.

        See Section 12—"Purpose of the Offer; Plans for Patheon."

How long do I have to decide whether to tender my Shares pursuant to the Offer?

        You will have until 9:00 a.m., New York City time, on August 10, 2017, unless we extend the Offer in accordance with the Purchase Agreement or the Offer is earlier terminated. Furthermore, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase prior to that time.

        The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, we will (and Thermo Fisher will cause us to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter) accept for payment (the time of acceptance for payment, the "Acceptance Time") and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (such time of payment, the "Offer Closing"). See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Please give your broker, dealer, commercial bank, trust company, or other nominee instructions with sufficient time to permit such broker, dealer, commercial bank, trust company, or other nominee to tender your Shares in accordance with your instructions. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company, or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company, or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

        Yes, subject to Thermo Fisher's rights to terminate the Purchase Agreement in accordance with its terms, we may extend the Offer to such other date and time as may be agreed in writing by Patheon and Thermo Fisher, and we have agreed in the Purchase Agreement that we will extend the Offer:

  •
  for the minimum period required by applicable law, the SEC or the rules of the NYSE; and

  •
  on one or more occasions in consecutive periods of up to 10 business days each, with such period to end at 5:00 p.m., New York City time on the last business day of such period (or such other duration as we and Patheon may agree) if, at any then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition(s); except that:

  •
  if we determine in good faith, after consultation with outside legal counsel, that at any then-scheduled Expiration Time the Antitrust Clearance Condition or Legal Restraints Condition (each as defined below) is not reasonably likely to be satisfied within such 10 business-day extension period, then we will be permitted to extend the Offer on such occasion for periods of up to 20 business days;

  •
  if the sole remaining unsatisfied condition to the Offer is the Minimum Condition (as defined below), we will not be required to extend the Offer on more than two occasions in consecutive periods of up to 10 business days each (or such other duration as we and Patheon may agree); and

  •
  we are not required to extend the Offer beyond 11:59 p.m., New York City time, on February 15, 2018 (such date and time, including any extension by the mutual written consent of Thermo Fisher and Patheon, the "End Date").

        If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

        See Section 1—"Terms of the Offer."

How will I be notified if the Offer is extended?

        Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making an appropriate filing with the SEC.

        See Section 1—"Terms of the Offer."

v

Will there be a subsequent offering period?

        Yes, following the Acceptance Time, we are obligated by the Purchase Agreement to provide for a subsequent offering period of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act and in accordance with the Purchase Agreement (the "Subsequent Offering Period"). In the event, that prior to the expiration of the Subsequent Offering Period, we or one of our affiliates publicly indicates an intention to effectuate the Asset Sale, we will extend the Subsequent Offering Period for at least five business days to permit any remaining minority Patheon shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the "Minority Exit Offering Period"). The purpose of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) is to (a) offer to acquire outstanding Shares that were not tendered pursuant to the Offer and (b) allow non-tendering Patheon shareholders, who may be subject to different and potentially adverse tax treatment (including withholding tax treatment) on the consideration received in respect of their Shares in connection with the Asset Sale and Liquidation (as compared to the Offer), an additional opportunity to tender their Shares into the Offer and avoid such adverse tax treatment.

        See Section 1—"Terms of the Offer."

What is the difference between an extension of the Offer and a Subsequent Offering Period?

        A Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) is not an extension of the Offer. A Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) occurs after we have accepted, and become obligated to pay for, all Shares that were validly tendered pursuant to the Offer and not properly withdrawn by the Expiration Time. No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), and no withdrawal rights apply during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) with respect to Shares tendered in the Offer and accepted for payment.

        See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition (as its threshold may be lowered pursuant to the Purchase Agreement); (ii) the Antitrust Clearance Condition; (iii) the Legal Restraints Condition; (iv) the Governance Resolutions Condition; and (v) the Material Adverse Effect Condition, each as defined below.

        The Offer also is subject to a number of other conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase. The conditions to the Offer will be in addition to, and not a limitation of, our right to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC. We expressly reserve the right at any time to waive, in whole or in part and in our sole discretion, any condition to the Offer and to make any change in the terms of or conditions to the Offer. However, we will not, and Thermo Fisher will cause us not to (without the prior written consent of Patheon): (a) waive or change the Minimum Condition (except to the extent contemplated under the Purchase Agreement); (b) decrease the Offer Consideration; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement); or (f) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Patheon shareholders.

        See Section 15—"Certain Conditions of the Offer."

What is the Minimum Condition?

        The "Minimum Condition" means that there have been validly tendered pursuant to the Offer and not properly withdrawn a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Thermo Fisher or its affiliates, represents at least 95% (the "Threshold Percentage") of Patheon's issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time; provided that, if the Asset Sale Resolutions are adopted at the EGM or any subsequent EGM prior to the Expiration Time, the Threshold Percentage will be reduced to 80%; and provided, further, that if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement, Purchaser may, in its sole discretion, by written notice to Patheon, reduce the Threshold Percentage to 75% solely for purposes of consummating the Offer.

        If Purchaser reduces the Threshold Percentage to 75% for purposes of the Minimum Condition, the tendering of the Shares subject to the Tender and Support Agreements (as defined below) will be sufficient to satisfy the Minimum Condition and allow Purchaser to consummate only the Offer.

        See Section 15—"Certain Conditions of the Offer."

What are the Antitrust Clearance Condition, the Legal Restraints Condition, the Governance Resolutions Condition and the Material Adverse Effect Condition?

        The "Antitrust Clearance Condition" requires the expiration or termination of any waiting period (and extensions thereof) applicable to the Offer and the other transactions contemplated by the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Council Regulation 139/2004 of the European Union (the "EU Merger Regulation") and the receipt of and being in full force in effect of, or expiration of relevant waiting periods under, all clearances or approvals under certain other applicable regulatory or antitrust laws.

        The "Legal Restraints Condition" requires that there is not in effect any applicable law, regulation, order, or injunction (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal, or enjoining the consummation of the transactions contemplated by the Purchase Agreement.

        The "Governance Resolutions Condition" requires that, at the EGM, Patheon shareholders have adopted the Governance Resolutions.

        The "Material Adverse Effect Condition" requires that no fact, change, event, development, occurrence, or effect has occurred following the date of the Purchase Agreement that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Purchase Agreement, but excluding clause (ii) of such definition).

        See Section 15—"Certain Conditions of the Offer."

Have any Patheon shareholders already agreed to tender their Shares in the Offer?

        Yes. In order to induce Thermo Fisher and Purchaser to enter into the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, JLL Patheon Co-Investment Fund L.P., certain other affiliates of JLL Partners LLC, Koninklijke DSM N.V. and JLL/Delta Patheon Holdings L.P. (together, the "Majority Shareholders"), including Patheon Holdco Coöperatief U.A. (which holds certain Shares for the benefit of certain employees of Patheon), entered into separate tender and support agreements with Thermo Fisher and Purchaser (collectively, the "Tender and

Support Agreements"). Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Majority Shareholders have agreed, among other things, to tender their Shares in the Offer and to vote in favor of all resolutions proposed for adoption by Patheon shareholders at the EGM. The Majority Shareholders have also agreed not to solicit competing proposals or transfer any of their Shares without the prior written consent of Thermo Fisher (subject to certain permitted exceptions).

        See Section 11—"The Purchase Agreement; Other Agreements."

How do I tender my Shares?

        In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

  •
  If your Shares are directly registered in your own name in Patheon's shareholders register, including if you are a record holder and you hold Shares in book-entry form on the books of Patheon's transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal prior to the Expiration Time (unless the tender is made during a Subsequent Offering Period, as may be extended by the Minority Exit Offering Period, in which case the required documents must be received prior to the expiration of the Subsequent Offering Period or, if applicable, the Minority Exit Offering Period): (a) the Letter of Transmittal, properly completed and duly executed, and (b) any other documents required by the Letter of Transmittal.

  •
  If your Shares are held in "street" name and are being tendered by book-entry transfer into an account maintained by the Depositary at The Depository Trust Company, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal prior to the Expiration Time (unless the tender is made during a Subsequent Offering Period, as may be extended by the Minority Exit Offering Period, in which case the required documents must be received prior to the expiration of the Subsequent Offering Period or, if applicable, the Minority Exit Offering Period): (a) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message (as defined under Section 3—"Procedures for Accepting the Offer and Tendering Shares"); (b) a Book-Entry Confirmation (as defined under Section 2—"Acceptance for Payment and Payment for Shares"); and (c) any other documents required by the Letter of Transmittal.

  •
  If you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary prior to the Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. Please contact D.F. King & Co., Inc., the information agent for the Offer (the "Information Agent") for assistance.

  •
  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may properly withdraw your previously tendered Shares at any time until the Expiration Time. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after July 30, 2017, which is the 60th day after the date of the commencement of the Offer, unless we have accepted for payment the Shares validly tendered in the Offer. No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), and no withdrawal rights apply during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) with respect to Shares tendered in the Offer and accepted for payment; any Shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) will immediately be accepted and promptly paid for.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the related Letter of Transmittal) to the Depositary at any time at which you have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company, or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company, or other nominee must effectively withdraw such Shares at any time at which you have the right to withdraw your Shares. No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), and no withdrawal rights apply during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) with respect to Shares tendered in the Offer and accepted for payment; any Shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) will immediately be accepted and promptly paid for.

        See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares and what will happen to Patheon?

        After the Offer Closing, we intend to cause Patheon to terminate the listing of the Shares on the NYSE (the "Delisting"). As a result, we anticipate that there will not be an active trading market for the Shares. In addition, after the Offer Closing, we intend to cause Patheon to terminate the registration of Shares under the Exchange Act as promptly as practicable and take steps to cause the suspension of its reporting obligations with respect to the Shares with the SEC. As a result, with respect to the Shares, Patheon would no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC. Furthermore, the ability of "affiliates" of Patheon and persons holding "restricted securities" of Patheon to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"), may be impaired or eliminated.

        In addition, after amendment of Patheon's articles of association following the Delisting, pursuant to the Governance Resolutions proposed to be approved at the EGM, record ownership of Shares can only be transferred pursuant to a notarial deed executed before a Dutch notary. This will require compliance by the transferor and transferee of Shares with various administrative formalities under Dutch law and will also require shareholders to incur costs for Dutch notarial fees when they transfer Shares. Furthermore, after such amendment of Patheon's articles of association, a transfer of record ownership of Shares would require the prior approval of the Patheon Board which will inter alia be deemed granted if a decision in which the approval is denied does not contain the name(s) of potential acquirer(s) of the relevant shares for payment in cash at a price to be mutually agreed between the potential acquirer(s) and the relevant shareholder or by one or more independent expert(s).

        If the Asset Sale is consummated, it is anticipated that Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) will be offered or will receive the same consideration for their Shares as those Patheon shareholders who tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), without interest and less applicable withholding taxes. However, in the Compulsory Acquisition, the Dutch Court will determine in its sole discretion the price to be paid for the non-tendered Shares, which price may be greater than, equal to, or less than the Offer Consideration. Such price may potentially be increased by the Dutch Statutory Interest. In the event the Asset Sale and Liquidation or the Compulsory Acquisition are consummated, Patheon will either be liquidated or become wholly owned by us.

        The applicable withholding taxes or other taxes, if any, imposed on non-tendering Patheon shareholders in respect of the Second Step Distribution or another Post-Offer Reorganization may be different from, and greater than, the taxes imposed upon such Patheon shareholders had they tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition.

        In addition, if the Offer and the Post-Offer Reorganization are completed, another difference between tendering your Shares and not tendering your Shares pursuant to the Offer is that you may be paid earlier if you tender your Shares pursuant to the Offer.

        It is possible that Purchaser may not be able to, or may elect not to, implement any proposed Post-Offer Reorganization promptly after the consummation of the Offer, that such Post-Offer Reorganization may be delayed or that such Post-Offer Reorganization may not be able to, or may not, take place at all. Any Post-Offer Reorganization could be the subject of litigation, and a court could delay the Post-Offer Reorganization or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Post-Offer Reorganization, the consideration that Patheon shareholders receive therefrom may be different than the consideration that they would have received had they tendered their Shares in the Offer or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition (and they may also be subject to additional taxes).

        See the "Introduction" to this Offer to Purchase, Section 11—"The Purchase Agreement; Other Agreements," Section 12—"Purpose of the Offer; Plans for Patheon" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        The Offer Consideration of $35.00 per Share represents a premium of approximately 34.6% over the reported closing price of $26.00 per Share on the NYSE on May 12, 2017, the last full trading day prior to the public announcement of the signing of the Purchase Agreement. On May 30, 2017, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.65 per Share.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

Will I have appraisal rights in connection with the Offer?

        Patheon shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer. However, in the event that after the Subsequent Offering Period, Thermo Fisher or its affiliates own less than 100% but at least 95% of Patheon's issued and outstanding share capital

x

(geplaatst en uitstaand kapitaal), we or Thermo Fisher may elect to commence, or cause to be commenced, the Compulsory Acquisition pursuant to which we will acquire all Shares held by non-tendering Patheon shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code (the "DCC"). In the Compulsory Acquisition, the Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Consideration, with such price potentially being increased by the Dutch Statutory Interest. The non-tendering Patheon shareholders do not have the right to commence a Compulsory Acquisition proceeding to oblige us to buy their Shares.

        See Section 17—"Appraisal Rights."

What will happen to my equity awards in the Offer?

        At the Offer Closing, each outstanding restricted stock unit in respect of Shares that is subject to only time-based vesting (each, a "Patheon RSU") that is vested as of immediately prior to the Offer Closing or that is held by a non-employee director of Patheon and each outstanding restricted stock unit in respect of Shares that is subject, in whole or in part, to vesting based on the achievement of one or more performance goals (each, a "Patheon PSU"), whether vested or unvested, will be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to required tax withholding), equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares subject to such Patheon PSU or Patheon RSU as of immediately prior to the Offer Closing (which, in the case of Patheon PSUs, will be determined based on the actual achievement of performance conditions in accordance with the terms of the award).

        Except as otherwise agreed between Thermo Fisher and the holder of a Patheon RSU, at the Offer Closing, each outstanding Patheon RSU that is unvested as of immediately prior to the Offer Closing and that is not held by a non-employee director of Patheon will automatically be canceled and converted into a restricted stock unit award, with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon RSU immediately prior to the Offer Closing, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) the Exchange Ratio (as defined below) multiplied by (ii) the total number of Shares subject to such Patheon RSU as of immediately prior to the Offer Closing.

        At the Offer Closing, each outstanding option to acquire Shares (each, a "Patheon Option") that is vested as of immediately prior to the Offer Closing will be automatically canceled and converted into a right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Patheon Option multiplied by (ii) the number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing.

        Except as otherwise agreed between Thermo Fisher and the holder of a Patheon Option, at the Offer Closing, each outstanding Patheon Option that is unvested as of immediately prior to the Offer Closing will be automatically canceled and converted into a stock option award with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon Option immediately prior to the Offer Closing, (i) with respect to the number of shares of Thermo Fisher common stock that is equal to the product (rounded down to the nearest whole share) of (x) the Exchange Ratio multiplied by (y) the total number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing and (ii) at an exercise price per share that is equal to the quotient (rounded up to the nearest cent) of (x) the exercise price per share of such Patheon Option divided by (y) the Exchange Ratio.

        "Exchange Ratio" means the quotient obtained by dividing (x) the Offer Consideration by (y) the average closing price, rounded down to the nearest cent, per share of common stock of Thermo Fisher on the NYSE for the consecutive period of 10 trading days immediately preceding (but not including) the date of the Offer Closing.

        See Section 11—"The Purchase Agreement; Other Agreements—Purchase Agreement—Treatment of Patheon Equity Awards."

What are the U.S. federal income tax consequences of tendering Shares for U.S. shareholders?

        The receipt of cash in exchange for your Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or the Post-Offer Reorganization generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws.

        We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Post-Offer Reorganization.

        See Section 5A—"Certain U.S. Federal Income Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences of the Offer, the Asset Sale, and the Post-Offer Reorganization for certain U.S. shareholders.

What are the material Dutch tax consequences of having my Shares accepted for payment in the Offer?

        For non-Dutch resident Patheon shareholders who or that:

  (a)
  are not individuals and do not have, nor are deemed to have, directly or indirectly, a substantial interest or deemed substantial interest in Patheon and (i) do not derive profits from an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) are not, other than by way of securities, entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands and to which enterprise the Shares are attributable; and

  (b)
  are individuals and do not have, nor are deemed to have, directly or indirectly, a substantial interest or deemed substantial interest in Patheon and (i) do not derive profits from an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) do not realize income or gains with respect to the Shares that qualify as income from miscellaneous activities in The Netherlands, which include activities with respect to the Shares that exceed regular, active portfolio management, or (iii) are not, other than by way of securities, entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise the Shares are attributable, any gains realized as a result of the tendering of your Shares pursuant to the Offer (or during the Subsequent Offering Period, as may be extended by the Minority Exit Offering Period) or pursuant to the Post-Offer Reorganization will generally not be subject to Dutch corporate or personal income tax.

        Depending on the circumstances, Dutch resident Patheon shareholders and certain non-Dutch resident Patheon shareholders may be subject to Dutch corporate or personal income tax on any gains realized pursuant to the Offer or the Post-Offer Reorganization. See Section 5B—"Certain Dutch Tax Consequences" for a more detailed discussion of the Dutch tax consequences of the Offer and the Post-Offer Reorganization.

        If, subsequent to the Asset Sale, the Liquidation is implemented, Dutch dividend withholding tax (dividendbelasting) will be due at the statutory rate of 15% to the extent that the amount of the Second Step Distribution exceeds the average paid-in capital on the Shares as recognized for Dutch dividend withholding tax purposes subject to any exemption, reduction or refund that may be available to a Patheon shareholder. As a result, the net amount received by Patheon shareholders in the Second Step Distribution for Shares that are not tendered in the Offer may be lower than the amount that they would have received had they tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period) or if their Shares had been acquired by Purchaser in the Compulsory Acquisition. See Section 5B—"Certain Dutch Tax Aspects of the Offer and Post-Offer Reorganization" for a more detailed discussion of the Dutch tax consequences of the Post-Offer Reorganization.

        We urge you to consult your own tax advisor as to the particular Dutch tax consequences to you of the Offer and the Post-Offer Reorganization.

Who should I call if I have questions about the Offer?

        D.F. King & Co., Inc. is acting as the Information Agent for the Offer. You may call the Information Agent toll free at (800) 487-4870 (for shareholders) or collect at (212) 269-5550 (for banks and brokers). See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Ordinary Shares of Patheon N.V.:

        Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg ("Purchaser") and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation ("Thermo Fisher"), is offering to purchase all of the outstanding ordinary shares, par value €0.01 per share (the "Shares"), of Patheon N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands registered with the trade register in The Netherlands under file number 59564903 ("Patheon"), at a purchase price of $35.00 per Share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with this Offer to Purchase, as each may be amended or supplemented from time to time, the "Offer").

        The Offer is being made pursuant to a Purchase Agreement, dated as of May 15, 2017 (as it may be amended from time to time, the "Purchase Agreement"), by and between Thermo Fisher, Purchaser and Patheon. Unless the Offer is earlier terminated, the Offer will expire at 9:00 a.m., New York City time, on August 10, 2017 (the "Expiration Time," unless the Offer is extended in accordance with the Purchase Agreement, in which event "Expiration Time" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire).

        Purchaser may extend the Offer to such other date and time as may be agreed in writing by Patheon and Thermo Fisher, and will extend the Offer for the minimum period required by applicable law, the United States Securities and Exchange Commission (the "SEC"), or the rules of the New York Stock Exchange ("NYSE"). Purchaser will also extend the Offer on one or more occasions in consecutive periods of up to 10 business days each if, at the then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition, or periods of up to 20 business days in case of the Antitrust Clearance Condition or Legal Restraints Condition (each as defined below) if either such condition is not reasonably likely to be satisfied within such 10 business day extension period. Purchaser may, but will not be required to, extend the Offer on more than two occasions if the sole remaining unsatisfied condition to the Offer is the Minimum Condition (as defined below), and Purchaser is not required to extend the Offer beyond the End Date (as defined below).

        The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Thermo Fisher will cause Purchaser to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter) accept for payment (the time of acceptance for payment, the "Acceptance Time") and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (such time of payment, the "Offer Closing"). It is expected that following the Offer Closing, the listing of the Shares on the NYSE will be terminated, Patheon will no longer be a publicly traded company, and the Shares will be deregistered under the Exchange Act, resulting in the cessation of Patheon's reporting obligations with respect to the Shares with the SEC.

        Tendering shareholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 5 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

        The Offer is conditioned upon, among other things, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition (as its threshold may be lowered pursuant to the Purchase Agreement); (ii) the Antitrust Clearance Condition; (iii) the Legal Restraints Condition; (iv) the Governance Resolutions Condition; and (v) the Material Adverse Effect Condition, each as defined below.

        The "Minimum Condition" requires that there have been validly tendered pursuant to the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Thermo Fisher or its affiliates, represents at least 95% (the "Threshold Percentage") of Patheon's issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time; provided that, if the Asset Sale Resolutions are adopted at the EGM or any subsequent EGM prior to the Expiration Time, the Threshold Percentage will reduced to 80%; and provided, further, that if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement, Purchaser may, in its sole discretion by written notice to Patheon, reduce the Threshold Percentage to 75% solely for purposes of consummating the Offer.

        The "Antitrust Clearance Condition" requires the expiration or termination of any waiting period (and extensions thereof) applicable to the Offer and the other transactions contemplated by the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Council Regulation 139/2004 of the European Union (the "EU Merger Regulation") and the receipt of and being in full force in effect of, or expiration of relevant waiting periods under, all clearances or approvals under certain other applicable regulatory or antitrust laws.

        The "Legal Restraints Condition" requires that there is not in effect any applicable law, regulation, order, or injunction (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal, or enjoining the consummation of the transactions contemplated by the Purchase Agreement.

        The "Governance Resolutions Condition" requires that, at the EGM, Patheon shareholders have adopted one or more resolutions effective upon the Offer Closing to appoint Purchaser-designated directors to the Patheon Board to replace those members of the Patheon Board who will resign from the Patheon Board effective as of the Offer Closing and to amend Patheon's articles of association to become effective after the delisting of the Shares on the NYSE, including the conversion of Patheon from a public limited liability company (naamloze vennootschap or N.V.) to a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid or B.V.) under Dutch law (the "Governance Resolutions").

        The "Material Adverse Effect Condition" requires that no fact, change, event, development, occurrence, or effect has occurred following the date of the Purchase Agreement that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Purchase Agreement, but excluding clause (ii) of such definition).

        The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        After careful consideration, the board of directors (bestuur) of Patheon (the "Patheon Board") has unanimously, among other things, (a) determined that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Asset Sale and the Liquidation and Second Step Distribution (each as defined below)) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement.

        The Patheon Board unanimously recommends that Patheon shareholders accept the Offer and tender their Shares in the Offer. Furthermore, the Patheon Board unanimously recommends that you vote "FOR" each of the items that contemplates a vote of Patheon shareholders at the extraordinary general meeting of Patheon shareholders (the "EGM") to be held in connection with the transactions contemplated by the Purchase Agreement. At the EGM, Patheon shareholders will be requested to vote on (a) (i) approval of the sale, transfer and assumption of the business of Patheon, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) (the "Asset Sale") subject to the Asset Sale Threshold (as defined below) having been achieved, and (ii) the Liquidation (as defined below), including the appointment of a liquidator of Patheon effective as of completion of the Asset Sale (collectively, the "Asset Sale Resolutions"), (b) the Governance Resolutions, and (c) other matters contemplated by the Purchase Agreement.

        A more complete description of the reasons that the Patheon Board approved the Purchase Agreement and the transactions contemplated thereby, including the Offer and the Asset Sale, and recommended that Patheon shareholders accept the Offer and tender their Shares pursuant to the Offer is set forth in the Solicitation/Recommendation Statement on the Schedule 14D-9 that Patheon is furnishing to its shareholders in connection with the Offer (the "Schedule 14D-9").

        Following the Acceptance Time in accordance with the Purchase Agreement, Purchaser will (and Thermo Fisher will cause Purchaser to) provide for a subsequent offering period of at least 10 business days in accordance with Rule 14d-11 promulgated under the Exchange Act (the "Subsequent Offering Period"). In the event that prior to the expiration of the Subsequent Offering Period, Purchaser or one of its affiliates has publicly indicated its intention to, subject to the terms of the Purchase Agreement, effectuate the Asset Sale, Purchaser will (and Thermo Fisher will cause Purchaser to) extend the Subsequent Offering Period for at least five business days to permit any remaining minority Patheon shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the "Minority Exit Offering Period"). Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), or any delay in making payment for Shares.

        As promptly as practicable following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or Purchaser may, but is not required to, effectuate or cause to be effectuated a corporate reorganization of or involving Patheon and its subsidiaries (the "Post-Offer Reorganization"). The Post-Offer Reorganization will utilize processes available to Purchaser under Dutch law aimed at strengthening Thermo Fisher's direct or indirect control over Patheon or its assets and business operations. More specifically, the Asset Sale and Liquidation (as defined below) and the Compulsory Acquisition (as defined below) would ensure that Purchaser or one of its affiliates becomes the owner of all or substantially all of Patheon's business operations from and after the consummation of such Post-Offer Reorganization. In the event that the Asset Sale and Liquidation (as defined below) is implemented, any Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) will be offered or will receive cash in an amount equal to the Offer Consideration, without interest and less applicable withholding taxes. In the event that a compulsory acquisition procedure (uitkoopprocedure) of non-tendered Shares as provided by Dutch law (the "Compulsory Acquisition") is implemented, then Shares held by non-tendering Patheon shareholders will be acquired in accordance with Section 2:92a or Section 2:201a of the Dutch Civil

Code. In that circumstance, the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the "Dutch Court") will determine—in its sole discretion—the price to be paid for the non-tendered Shares, which may be greater than, equal to or less than the Offer Consideration. Such price may potentially be increased by statutory interest ("Dutch Statutory Interest") accrued at the rate applicable in The Netherlands (currently two percent per annum). The period for the calculation of the Dutch Statutory Interest would begin either (i) on the date on which the Offer Consideration became payable to Patheon shareholders who tendered their Shares to Purchaser in the Offer or (ii) under certain circumstances, from the date when the Dutch Court renders an interim judgment allowing the claim for the Compulsory Acquisition against the non-tendering shareholders for all of their Shares. The end of the period for the calculation of the Dutch Statutory Interest would be the date Purchaser pays for the Shares then owned by the non-tendering Patheon shareholders. In the event the Asset Sale and Liquidation (as defined below) or the Compulsory Acquisition are consummated, Patheon will either be liquidated or become wholly owned by Purchaser.

        Purchaser and Thermo Fisher may, but are not required to, effectuate or cause to be effectuated the Post-Offer Reorganization by one or more of a variety of actions, potentially including (a) subject to the approval of the Asset Sale Resolutions by Patheon shareholders at the EGM and achievement of the Asset Sale Threshold (as defined below) but not the Compulsory Acquisition Threshold (as defined below), the Asset Sale and the Liquidation (as defined below) and the Second Step Distribution (as defined below) or (b) if permissible under applicable law and if the Compulsory Acquisition Threshold (as defined below) has been achieved, the Compulsory Acquisition.

        If Patheon shareholders have adopted the Asset Sale Resolutions, and if Purchaser or Thermo Fisher elects—after the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period)—to proceed with the Asset Sale followed by the Liquidation and the Second Step Distribution (each as defined below), and if the number of Shares validly tendered pursuant to the Offer and not properly withdrawn (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), together with the Shares owned by Thermo Fisher or its affiliates, represents at least 80% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal) (the "Asset Sale Threshold") but less than 95% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal) (the "Compulsory Acquisition Threshold"), then the cash purchase price in the Asset Sale would be an aggregate amount equal to the Offer Consideration multiplied by the total number of Shares held by non-tendering Patheon shareholders immediately prior to the completion of the Asset Sale. Upon consummation of the Asset Sale, (a) Patheon will hold only the cash received in the Asset Sale and certain other immaterial assets and liabilities; (b) Purchaser (or an affiliate of Purchaser) would (i) own all of Patheon's business operations and (ii) be the principal shareholder in Patheon; and (c) the non-tendering Patheon shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. As soon as practicable following consummation of the Asset Sale, Patheon's liquidator would then complete the liquidation and dissolution of Patheon (the "Liquidation") in accordance with applicable Dutch procedures, with Purchaser (or an affiliate of Purchaser) providing certain funds and indemnities to enable Patheon's liquidator to make one or more advance liquidation distributions and a final liquidation distribution (collectively, the "Second Step Distribution"), whereby the initial advance liquidation distribution is expected to result in payment, through a settlement agent, to each non-tendering Patheon shareholder of an amount in cash equal to the Offer Consideration, without interest and less applicable withholding taxes, for each Share then owned by such non-tendering Patheon shareholder. No compensation will be paid to non-tendering Patheon shareholders for any administrative costs charged by banks in relation to the transfer of the Second Step Distribution to their bank account or otherwise.

        If the number of Shares validly tendered pursuant to the Offer and not properly withdrawn (including Shares tendered during the Subsequent Offering Period, as it may be extended by the

Minority Exit Offering Period), together with the Shares owned by Thermo Fisher or its affiliates, represents less than 100% but at least 95% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal), and Purchaser or Thermo Fisher elects to have Purchaser commence the Compulsory Acquisition, Purchaser would then complete the Post-Offer Reorganization by commencing a Compulsory Acquisition before the Dutch Court. The Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to, or less than the Offer Consideration (with such price potentially being increased by the Dutch Statutory Interest). Upon execution (tenuitvoerlegging) of the Dutch Court's ruling in the Compulsory Acquisition, each non-tendering Patheon shareholder will receive the per Share price determined by the Dutch Court and Purchaser will become the sole shareholder of Patheon.

        It is possible that Purchaser may not be able to, or may elect not to, implement any proposed Post-Offer Reorganization promptly after the consummation of the Offer, that such Post-Offer Reorganization may be delayed or that such Post-Offer Reorganization may not be able to, or may not, take place at all. Any Post-Offer Reorganization could be the subject of litigation, and a court could delay the Post-Offer Reorganization or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Post-Offer Reorganization, the consideration that Patheon shareholders receive therefrom may be different than the consideration that they would have received had they tendered their Shares in the Offer or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition (and they may also be subject to additional taxes).

        Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and pursuant to the Post-Offer Reorganization are described in Section 5A—"Certain U.S. Federal Income Tax Consequences." The applicable withholding taxes and other taxes, if any, imposed on non-tendering Patheon shareholders in respect of the Second Step Distribution or another Post-Offer Reorganization may be different from, and greater than, the taxes imposed upon such Patheon shareholders had they tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition. Shareholders are urged to consult with their tax advisors with regard to the tax consequences of tendering their shares pursuant to the Offer and the Post-Offer Reorganization.

        This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer. Proxies will be solicited by Patheon from its shareholders in connection with the EGM, and you should consult and read carefully any proxy statement or other materials provided to you by Patheon in connection with the EGM.

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will (and Thermo Fisher will cause us to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter) accept for payment and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer (as permitted under Section 4—"Withdrawal Rights") as of the Acceptance Time. Unless the Offer is earlier terminated or extended as described below, the Offer will expire at 9:00 a.m., New York City time, on August 10, 2017.

        The Offer is conditioned upon, among other things, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition; (ii) the Antitrust Clearance Condition; (iii) the Legal Restraints Condition; (iv) the Governance Resolutions Condition; and (v) the Material Adverse Effect Condition.

        The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        Subject to Thermo Fisher's rights to terminate the Purchase Agreement in accordance with its terms, Purchaser may extend the Offer to such other date and time as may be agreed in writing by Patheon and Thermo Fisher, and Purchaser has agreed in the Purchase Agreement that it will extend the Offer:

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  for the minimum period required by applicable law, the SEC or the rules of the NYSE; and

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  on one or more occasions in consecutive periods of up to 10 business days each, with such period to end at 5:00 p.m., New York City time on the last business day of such period (or such other duration as Purchaser and Patheon may agree) if, at any then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition(s); except that:

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  if Purchaser determines in good faith, after consultation with outside legal counsel, that at any then-scheduled Expiration Time, the Antitrust Clearance Condition or Legal Restraints Condition is not reasonably likely to be satisfied within such 10 business-day extension period, then Purchaser will be permitted to extend the Offer on such occasion for periods of up to 20 business days;

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  if the sole remaining unsatisfied condition to the Offer is the Minimum Condition, Purchaser may, but will not be required to, extend the Offer on more than two occasions in consecutive periods of up to 10 business days each (or such other duration as Purchaser, and Patheon may agree); and

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  Purchaser is not required to extend the Offer beyond the End Date, which is 11:59 p.m. New York City time on February 15, 2018 (unless extended by the mutual written consent of Thermo Fisher and Patheon).

        If Purchaser extends the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

        Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right at any time to waive, in whole or in part and in Purchaser's sole discretion, any condition to the Offer and to make any change in the terms of or conditions to the Offer. However, Purchaser will not, and

Thermo Fisher will cause Purchaser not to (without the prior written consent of Patheon): (a) waive or change the Minimum Condition (except to the extent contemplated under the Purchase Agreement); (b) decrease the Offer Consideration; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement); or (f) impose additional conditions to the Offer or otherwise amend, modify, or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Patheon shareholders.

        Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire, which notice shall also include the approximate number and percentage of Shares validly tendered and not properly withdrawn as of such date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making an appropriate filing with the SEC.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment for Shares) for Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on Purchaser's behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—"Withdrawal Rights." However, Purchaser's ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires Purchaser to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

        If, subject to the terms of the Purchase Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c), and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. Purchaser understands that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent, or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business-day period generally is required to allow for adequate dissemination to shareholders and investor response.

        If, on or before the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        Following the Acceptance Time, Purchaser will provide for a Subsequent Offering Period of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act and in accordance with the Purchase Agreement. In the event that prior to the expiration of the Subsequent Offering Period, Purchaser or one of its affiliates publicly indicates its intention to effectuate the Asset Sale, Purchaser will extend the Subsequent Offering Period for the Minority Exit Offering Period of at least five business days to permit any remaining minority Patheon shareholders to tender their Shares in exchange for the Offer Consideration. For purposes of the Offer, a "business day" means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands, or

New York, New York, United States, are authorized or required by applicable law to close. The Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) is not an extension of the Offer. The Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) would be an additional period of time after the Acceptance Time, in which shareholders may tender Shares not previously tendered pursuant to the Offer. Purchaser will announce additional details with respect to the Subsequent Offering Period (including any extension thereof) in accordance with applicable rules, regulations and interpretations of the SEC. In particular, Purchaser will announce the results of the tender offer, including the approximate number and percentage of securities deposited to date, no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire and immediately begin the Subsequent Offering Period. There will be no withdrawal rights during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period); any Shares tendered will immediately be accepted by Purchaser and promptly paid for. Any shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) will be acquired by Purchaser for an amount equal to the Offer Consideration, in cash, without interest and less applicable withholding taxes. Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), or any delay in making payment for Shares.

        As promptly as practicable following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or Purchaser may, but is not required to, effectuate or cause to be effectuated the Post-Offer Reorganization. The Post-Offer Reorganization will utilize processes available to Purchaser under Dutch law aimed at strengthening Thermo Fisher's direct or indirect control over Patheon or its assets and business operations. More specifically, the Asset Sale and Liquidation and the Compulsory Acquisition would ensure that Purchaser or one of its affiliates becomes the owner of all or substantially all of Patheon's business operations from and after the consummation of such Post-Offer Reorganization. In the event that the Asset Sale and Liquidation is implemented, any Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) will be offered or will receive cash in an amount equal to the Offer Consideration, without interest and less applicable withholding taxes. In the event that the Compulsory Acquisition is implemented, then the Dutch Court will determine—in its sole discretion—the price to be paid for the Shares, which price may be greater than, equal to, or less than the Offer Consideration. Such price may potentially be increased by the Dutch Statutory Interest. In the event the Asset Sale and Liquidation or the Compulsory Acquisition are consummated, Patheon will either be liquidated or become wholly owned by Purchaser.

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15—"Certain Conditions of the Offer." Under certain circumstances, Thermo Fisher may terminate the Purchase Agreement and Purchaser may terminate the Offer. Without limiting the generality of the foregoing, if the Purchase Agreement is validly terminated pursuant to its terms, Purchaser will (and Thermo Fisher shall cause Purchaser to) promptly (and in any event within 24 hours following such termination), terminate the Offer and not acquire any Shares pursuant to the Offer.

        Patheon has provided Thermo Fisher and Purchaser with the Patheon shareholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal, and other related materials to Patheon shareholders. This Offer to Purchase and the Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Patheon shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and other nominees whose names, or the names of whose nominees, appear on the Patheon shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver by Purchaser (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," we will (and Thermo Fisher will cause us to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter) accept for payment and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time. See Section 1—"Terms of the Offer." During the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), we will immediately accept for payment and promptly pay for all additional Shares tendered during such Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act, the EU Merger Regulation, and any other applicable foreign antitrust, competition, or merger control laws. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) if your Shares are directly registered in your own name in Patheon's shareholders register, including if you are a record holder and you hold Shares in book-entry form on the books of Patheon's transfer agent, (i) the Letter of Transmittal, properly completed and duly executed, and (ii) any other documents required by the Letter of Transmittal and (b) if your Shares are held in "street" name and are being tendered by book-entry transfer into an account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), (i) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in lieu of a Letter of Transmittal, (ii) a confirmation of a book-entry transfer ("Book-Entry Confirmation") into the Depositary's account at the Book-Entry Transfer Facility of the Shares tendered by book-entry transfer (pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares"), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), or any delay in making payment for Shares.

        On the terms of and subject to the conditions to the Offer, we will (and Thermo Fisher will cause us to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter) accept for payment and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered pursuant to the Offer and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Consideration for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares, or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, such unpurchased Shares will be returned, without expense, to the tendering shareholder (in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," by crediting such Shares to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment, of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates and the required documents are received by the Depositary prior to the Expiration Time.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Tenders.    In order for Shares to be validly tendered pursuant to the Offer, Patheon shareholders must follow these procedures:

  •
  If your Shares are directly registered in your own name in Patheon's shareholders register, including if you are a record holder and you hold Shares in book-entry form on the books of Patheon's transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal prior to the Expiration Time (unless the tender is made during a Subsequent Offering Period, as may be extended by the Minority Exit Offering Period, in which case the required documents must be received prior to the expiration of the Subsequent Offering Period or, if applicable, the Minority Exit Offering Period): (a) the Letter of Transmittal, properly completed and duly executed and (b) any other documents required by the Letter of Transmittal.

  •
  If your Shares are held in "street" name and are being tendered by book-entry transfer into an account maintained by the Depositary at the Book-Entry Transfer Facility, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal prior to the Expiration Time (unless the tender is made during a Subsequent Offering Period, as may be extended by the Minority Exit Offering Period, in which case the required documents must be received prior to the expiration of the Subsequent Offering Period or, if applicable, the Minority Exit Offering Period): (a) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message (as defined below); (b) a Book-Entry Confirmation (as defined under Section 2—"Acceptance for Payment and Payment for Shares"); and (c) any other documents required by the Letter of Transmittal.

  •
  If you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary prior to the Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. Please contact D.F. King & Co., Inc., the information agent for the Offer (the "Information Agent") for assistance.

  •
  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        Book-Entry Transfer.    The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal if: (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (b) Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program, the Stock Exchanges Medallion Program, and the New York Stock Exchange Medallion Signature Program, or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer but such shareholder cannot deliver the required documents to the Depositary prior to the Expiration Time, or such shareholder cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

  •
  the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery: (a) a properly completed and duly executed Letter of Transmittal (or, alternatively an Agent's Message in the case of tendering Shares held in "street" name by book-entry transfer), (b) a Book-Entry Confirmation with respect to all tendered Shares (in the case of tendering Shares held in "street" name by book-entry transfer) and (c) all other documents required by the Letter of Transmittal, if any.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares to which such Notice of Guaranteed Delivery relates and the required documents are received by the Depositary prior to the Expiration Time. The Notice of Guaranteed Delivery may be delivered by courier or transmitted by facsimile transmission (but only by Eligible Institutions) or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

        The method of delivery of the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

        Irregularities.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and transfer the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion.

        Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser may determine. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided in this Offer to Purchase. Upon such appointment, all prior powers of attorney, proxies, and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked, and no subsequent powers of attorney, proxies, consents, or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, with respect to any annual or extraordinary general meeting of Patheon shareholders or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon its acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such Shares and other related securities or rights, including voting at any meeting of Patheon shareholders.

        U.S. Federal Income Tax Information Reporting and Backup Withholding.    Payments made to shareholders of Patheon in the Offer or the Post-Offer Reorganization generally will be subject to U.S. federal income tax information reporting and may be subject to backup withholding. To avoid backup withholding, a U.S. shareholder should complete and return the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, certifying that (a) such shareholder is a U.S. person, (b) the taxpayer identification number provided is correct, and (c) such shareholder is not subject to backup withholding. Non-U.S. shareholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary or at www.irs.gov, in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. See the Letter of Transmittal for more information.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a shareholder's U.S. federal income tax liability and may entitle such shareholder to a refund, provided the required information is timely furnished in the appropriate manner to the IRS.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 30, 2017, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment for Shares) for Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on Purchaser's behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered again by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Time.

        No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) and no withdrawal rights apply during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of any Shares by any particular shareholder, regardless of whether or not similar defects or irregularities are waived or not waived in the case of other shareholders. None of Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain Material Tax Consequences.

  5A    U.S. Federal Income Tax Consequences

        The following is a summary of U.S. federal income tax consequences of the Offer and the Post-Offer Reorganization to U.S. Holders (as defined below) of Patheon whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are not tendered but who receive cash in the Post-Offer Reorganization. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not currently intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to U.S. Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code. The summary is not a complete description of all of the tax consequences of the Offer or the Post-Offer Reorganization and in particular, does not address many of the tax considerations that may be relevant to a holder in light of his, her or its particular circumstances or that may be applicable to shareholders that may be subject to special tax rules, including, without limitation: foreign taxpayers; small business investment companies; banks, certain financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; dealers or traders in securities, commodities or currencies; persons that mark their securities to market; cooperatives; tax-exempt entities; retirement plans; certain former citizens or long-term residents of the United States; persons that received Shares as compensation for the performance of services; persons that hold Shares as part of a "hedging," "integrated," or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes; partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that hold Shares through such an entity; S-corporations; persons whose functional currency is not the U.S. dollar; persons that own directly, indirectly, or through attribution 10% or more of the voting power or value of the outstanding Shares; persons holding Shares in connection with a trade or business conducted outside the United States; controlled foreign corporations within the meaning of Section 957 of the Code; or passive foreign investment companies within the meaning of Section 1297 of the Code (each, a "PFIC"). Moreover, this summary does not address the U.S. federal estate, gift, unearned income Medicare contribution, alternative minimum tax, and any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the United States; (b) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all of the trust's substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to persons who are not U.S. Holders.

        If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the partnership's activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Post-Offer Reorganization.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE POST-OFFER REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME, AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

The Receipt of Cash in Exchange for Shares Pursuant to the Offer.

        The exchange of Shares by U.S. Holders for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for Shares pursuant to the Offer and the U.S. Holder's adjusted tax basis in such Shares. Any such gain or loss will be long-term capital gain or loss if a U.S. Holder's holding period for such Shares is more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized pursuant to the Offer is subject to certain limitations. If a U.S. Holder acquired different blocks of Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

        Patheon believes that it is not and has not been a PFIC for U.S. federal income tax purposes since its initial public offering in July 2016, and the foregoing discussion is based upon that conclusion. In general, the test for determining whether Patheon is or has been a PFIC is applied annually and is based upon the composition of Patheon's and certain of its affiliates' income and assets for such taxable year. If Patheon were a PFIC in the current taxable year or in any prior taxable year in which the tendering U.S. Holder has held the Shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such Shares, including an exchange of such Shares pursuant to the Offer, unless such U.S. Holder has in effect certain elections, such as the mark-to-market election. U.S. Holders should consult their own tax advisors concerning whether Patheon is or has been a PFIC for any given taxable year during which such U.S. Holder has owned Shares and the tax consequences of tendering Shares pursuant to the Offer.

Receipt of Cash in Exchange for Shares Pursuant to the Post-Offer Reorganization.

        The U.S. federal income tax consequences of the Post-Offer Reorganization will depend on the exact manner in which it is carried out. However, if a U.S. Holder receives cash for Shares in the Compulsory Acquisition or the Second Step Distribution, the U.S. federal income tax consequences to such U.S. Holder would generally be the same as described above. You may be subject to Dutch dividend withholding tax (dividendbelasting), as further described in Section 5B—"Certain Dutch Tax Aspects of the Asset Sale and Liquidation." Gain or loss, if any, recognized by a U.S. Holder as a result of the cash received for Shares pursuant to the Offer or the Post-Offer Reorganization will generally be treated as U.S. source gain or loss, as the case may be. Consequently, you may not be able to use the foreign tax credit arising from the Dutch dividend withholding tax (dividendbelasting) on the exchange of the Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Alternatively, you may take a deduction for any Dutch dividend withholding tax (dividendbelasting) imposed if you do not elect to claim a foreign tax credit for any foreign taxes paid during the taxable year. The calculation of deductions and U.S. foreign tax credits involves the application of complex rules and limitations may apply. Each U.S. Holder should consult its own tax advisor concerning the tax consequences of exchanging Shares pursuant to the Post-Offer Reorganization.

Information Reporting and Backup Withholding

        A U.S. Holder who exchanges Shares pursuant to the Offer or the Post-Offer Reorganization is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

  5B    Certain Dutch Tax Consequences

        The following is a summary of certain material Dutch tax consequences of the Offer and the Post-Offer Reorganization for the shareholders of Patheon whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are not tendered but who receive cash in the

Post-Offer Reorganization. It does not address tax consequences applicable to holders of Patheon Options, Patheon RSUs or Patheon PSUs. The summary is for general information only and does not consider all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law (such as trusts or other similar arrangements), and in view of its general nature, this summary should be treated with corresponding caution. Shareholders are expressly urged to consult with their tax advisors with regard to the tax consequences of tendering their Shares pursuant to the Offer and the Post-Offer Reorganization.

        Please note that this summary does not describe the tax considerations for:

  (a)
  Patheon shareholders, if such shareholders, or in the case of individuals, his/her partner, certain other relatives or certain persons sharing his/her household, alone or together, directly or indirectly have a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Patheon under the Dutch Personal Income Tax Act 2001 (Wet inkomstenbelasting 2001) or the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). In general, a substantial interest in Patheon is considered present if the shareholder, or in the case of individuals, his/her partner, certain other relatives or certain persons sharing his/her household, alone or together, directly or indirectly holds shares representing five percent or more of the total issued and outstanding capital of Patheon and/or is entitled to five percent of Patheon's annual profit, and/or five percent of the proceeds upon liquidation of Patheon. A deemed substantial interest arises if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

  (b)
  Patheon shareholders that are corporate legal entities that derive benefits from the Shares that are exempt under the participation exemption regime (deelnemingsvrijstelling) or that qualify for participation credit (deelnemingsverrekening) as laid down in the Dutch Corporate Income Tax Act 1969 or would have been exempt under the participation exemption regime if such shareholder were a taxpayer in The Netherlands. In general, an interest of five percent or more in the nominal paid-up share capital of Patheon should either qualify for the participation exemption regime or the participation credit regime. A shareholder may also have a qualifying participation if such Patheon shareholder does not have a five percent interest but a related entity (a statutorily defined term) does, or if Patheon is a related entity (a statutorily defined term) of the Patheon shareholder.

  (c)
  Patheon shareholders who are individuals and for whom the Shares or any benefit derived from the Shares are a remuneration or deemed to be a remuneration for activities performed by such Patheon shareholders or certain individuals related to such shareholder (as defined in the Dutch Personal Income Tax Act 2001).

  (d)
  Patheon shareholders who are individuals and for whom the Shares or any benefit derived from the Shares are attributable to employment activities the income from which is taxable in The Netherlands.

  (e)
  Pension funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) and other entities that are not subject to or are exempt (in full or in part) from corporate income tax in The Netherlands or any other state.

  (f)
  Patheon shareholders who or that are not considered the beneficial owner (uiteindelijk gerechtigde) of these Shares or the benefits derived from or realized in respect of these Shares.

        This summary only addresses the Dutch national tax legislation and published regulations, as in effect on the date of this Offer and as interpreted in published case law until this date, without prejudice to any amendment introduced at a later date and implemented with or without retro-active effect.

        Where this summary refers to The Netherlands, such reference is restricted to the part of the Kingdom of The Netherlands that is situated in Europe and the legislation applicable in that part of the Kingdom of The Netherlands.

Certain Dutch Tax Consequences of the Offer and the Post-Offer Reorganization

Dutch Resident Individual Shareholders

        An individual shareholder who is resident or deemed to be resident in The Netherlands for Dutch tax purposes will be subject to Dutch personal income tax (inkomstenbelasting) on any gains realized as a result of the tendering of Shares pursuant to the Offer, as a result of the Compulsory Acquisition or as a result of the Asset Sale and Liquidation in an amount equal to the difference, if any, between the amount of cash received and the tax book value of the Shares for that shareholder at progressive rates up to a maximum of 52% if:

  (a)
  the Shares are attributable to an enterprise from which the individual derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise, without being an entrepreneur or a shareholder as defined in the Dutch Personal Income Tax Act 2001; or

  (b)
  such income or capital gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes activities with respect to the Shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        If the above mentioned conditions (a) and (b) do not apply to an individual shareholder, the Shares will be subject annually to Dutch personal income tax imposed on a fictitious yield on such Shares. The Shares held by such individual shareholder will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized as a result of the tendering of Shares pursuant to the Offer (or during the Subsequent Offer Period) or pursuant to the Post-Offer Reorganization, the annual taxable benefit of the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Shares, is set at a percentage of the positive balance of the fair market value of these assets, including the Shares, and the fair market value of these liabilities. The percentage increases:

  (a)
  from 2.87% of this positive balance up to EUR 75,000;

  (b)
  to 4.60% of this positive balance of EUR 75,000 up to EUR 975,000; and

  (c)
  to a maximum of 5.39% of this positive balance of EUR 975,000 or higher.

        These percentages will be reassessed every year. No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen). The fair market value of assets, including the Shares, and liabilities that are taxed under this regime is measured, in general, exclusively on January 1st of every calendar year. The tax rate under the regime for savings and investments is a flat rate of 30%. By virtue of the deemed income recognized, the actual benefits derived (including profit distributions and capital gains) are not as such subject to Dutch personal income tax.

Dutch Resident Corporate Shareholders

        Corporate shareholders who are resident or deemed to be resident in The Netherlands for Dutch corporate income tax purposes will generally be subject to Dutch corporate income tax on any gains realized as a result of the tendering of Shares pursuant to the Offer, as a result of the Compulsory Acquisition or as a result of the Asset Sale and Liquidation, up to a maximum rate of 25%.

Non-Dutch Resident Shareholders

        A shareholder that is not a resident or deemed to be a resident of The Netherlands will not be subject to Dutch taxes on any gains realized as a result of the tendering of Shares pursuant to the Offer, as a result of the Compulsory Acquisition or as a result of the Asset Sale and Liquidation, provided that:

  (a)
  in the case of a non-Dutch resident shareholder that is not an individual, such shareholder (i) does not derive profits from an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) is not, other than by way of securities, entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands and to which enterprise the Shares are attributable; or

  (b)
  in the case of a non-Dutch resident shareholder that is an individual, such shareholder (i) does not derive profits from an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) does not realize income or gains with respect to the Shares that qualify as income from miscellaneous activities in The Netherlands, which include activities with respect to the Shares that exceed regular, active portfolio management, or (iii) is not, other than by way of securities, entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise the Shares are attributable.

        In the case of a non-Dutch resident shareholder that is taxable in The Netherlands, such shareholder will generally be taxed in the same way as comparable Dutch resident taxpayers, as described above.

Other Taxes and Duties

        No Dutch value added tax and no Dutch registration tax, customs duty, stamp duty or any other similar documentary tax or duty will be payable by a shareholder on any payment pursuant to the Offer, the Compulsory Acquisition or the Asset Sale and Liquidation.

Certain Other Dutch Tax Aspects Specific to the Asset Sale and Liquidation

        If the Asset Sale and Liquidation are implemented, Dutch dividend withholding tax (dividendbelasting) will be due at the statutory rate of 15% to the extent that the amount of the Second Step Distribution exceeds the average paid-in capital on the Shares as recognized for Dutch dividend withholding tax purposes (which amount may be subject to an advance tax clearance by the Dutch tax authorities on the amount of paid-in capital on the Shares as recognized for Dutch dividend withholding tax purposes), subject to any exemption, reduction or refund that may be available to a Patheon shareholder under Dutch domestic tax law, tax treaties entered into by The Netherlands or European Union law.

        Shareholders who are a resident or deemed to be resident in The Netherlands for Dutch tax purposes, can generally credit the Dutch dividend withholding tax against their Dutch personal income tax or corporate income tax liability and are entitled to a refund to the extent the Dutch dividend withholding tax exceeds the amount of the Dutch personal income tax or corporate income tax otherwise payable. The same generally applies to shareholders that are neither resident nor deemed to be resident of The Netherlands if the Shares are attributable to a Dutch permanent establishment of such non-resident shareholder.

6.     Price Range of Shares; Dividends.

        The Shares currently trade on the NYSE under the ticker symbol "PTHN." Patheon has advised Thermo Fisher and Purchaser that, as of the close of business on May 30, 2017, (a) 145,136,214 Shares were outstanding (not including any treasury shares), (b) 8,528 Shares were held in treasury by Patheon, (c) 1,747,750 Shares were subject to issuance pursuant to outstanding Patheon Options (as defined below) (assuming maximum performance targets are achieved for any performance-based Patheon Options), (d) 1,408,018 Shares were subject to issuance pursuant to outstanding Patheon RSUs and (e) 1,705,355 Shares (assuming performance targets are achieved based on the Offer Consideration) were subject to issuance pursuant to outstanding Patheon PSUs (as defined below).

        The following table sets forth, for the periods indicated, the high and low intraday sale prices per Share for each quarterly period within the three preceding fiscal years, as reported on the NYSE.

	High	Low
Year Ended October 31, 2016
Third Quarter (from July 26, 2016, date of initial public offering)	$26.58	$24.11
Fourth Quarter	$31.02	$24.45
Year Ended October 31, 2017
First Quarter	$30.06	$24.98
Second Quarter	$32.95	$23.72
Third Quarter (through May 30, 2017)	$34.84	$25.60

        On May 12, 2017, the last full trading day prior to the public announcement of the signing of the Purchase Agreement, the reported closing price of the Shares on the NYSE was $26.00 per Share. On May 30, 2017, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.65 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

        According to Patheon's Annual Report on Form 10-K for the fiscal year ended October 31, 2016, Patheon has not declared or paid any cash dividends on its share capital since its initial public offering, and intends to retain future earnings, if any, for use of the operation of its business, and does not currently intend to pay any cash dividends in the foreseeable future.

7.     Certain Information Concerning Patheon.

        Except as specifically set forth in this Offer to Purchase, the information concerning Patheon contained in this Offer to Purchase has been taken from or is based upon information furnished by Patheon or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Patheon's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Purchaser or any of its affiliates or assigns, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning Patheon, whether furnished by Patheon or contained in such documents and records, or for any failure by Patheon to disclose events that may have occurred or that may affect the significance or accuracy of any such information that is unknown to Purchaser or any of its affiliates or assigns, the Information Agent or the Depositary, as applicable.

        General.    Patheon's legal name is Patheon N.V. and its commercial name is "Patheon." Patheon is incorporated in The Netherlands as a Dutch public company with limited liability (naamloze vennootschap). On July 26, 2016 Patheon completed an initial public offering of approximately

34 million Shares and listed such Shares on the NYSE. Patheon is a leading global provider of outsourced pharmaceutical development and manufacturing services. Patheon's official registered office and principal executive offices are located at Evert van de Beekstraat 104, 1118 CN Amsterdam Schiphol, The Netherlands, telephone number +31 (0)20 622 3243. Patheon's management headquarters are located at 4815 Emperor Blvd., Suite 300, Durham, North Carolina 27703-8580, USA, telephone number +1 (919) 226-3200. The Shares are traded on the NYSE under the symbol "PTHN."

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Patheon is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports with the SEC and to file other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at SEC Headquarters at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the internet at www.sec.gov that contains reports, and other information regarding registrants, including Patheon, that file electronically with the SEC.

        Patheon N.V. Financial Projections.    Patheon provided Thermo Fisher with certain internal financial projections of its anticipated future operations. Such financial projections are described in Patheon's Schedule 14D-9, which will be filed with the SEC and is being mailed to Patheon shareholders contemporaneously with this Offer to Purchase.

8.     Certain Information Concerning Thermo Fisher and Purchaser.

Thermo Fisher

        Thermo Fisher is a Delaware corporation. Thermo Fisher is the world leader in serving science, helping its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Thermo Fisher's common stock is traded on the NYSE under the symbol "TMO."

Purchaser

        Purchaser is a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg. Purchaser was formed for the purpose of negotiating the Purchase Agreement and structuring and effecting the transactions contemplated thereby, including the Offer and the Post-Offer Reorganization. Purchaser is a wholly owned subsidiary of Thermo Fisher.

        The address of Thermo Fisher's principal executive offices is 168 Third Avenue, Waltham, Massachusetts 02451, USA, and the telephone number at such address is +1 (781) 622-1000. The address of Purchaser's principal executive offices is 8-10 Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and the telephone number at such address is +352 26 18 61. The name, citizenship, business address, present principal occupation or employment, and five-year employment history of each of the directors, executive officers, or managers of Thermo Fisher and Purchaser are set forth in Schedule I to this Offer to Purchase.

        During the last five years, none of Thermo Fisher, Purchaser or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        Except as described elsewhere in this Offer to Purchase (including Schedule I to this Offer to Purchase), (a) none of Thermo Fisher, Purchaser or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Thermo Fisher or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (b) none of Purchaser or, after due inquiry and to the best knowledge and belief of Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors, or subsidiaries has effected any transaction in respect of any Shares during the 60-day period preceding the date of this Offer to Purchase.

        Except as described in the next paragraph and elsewhere in this Offer to Purchase, (a) none of Thermo Fisher, Purchaser or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of Patheon (including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations), and (b) during the two-year period preceding the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC applicable to the Offer between Thermo Fisher, Purchaser, or any of their affiliates or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Patheon or any of its executive officers, directors and/or affiliates, on the other hand.

        During the past two years, Thermo Fisher and Patheon have engaged in certain business transactions in the ordinary course for the purchase and sale of products and services. The aggregate value of such transactions during the past two years was approximately $78 million.

        Except as set forth in this Offer to Purchase, none of Thermo Fisher, Purchaser or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Purchaser, any of the persons listed in Schedule I hereto has had any business relationship, or transaction with Patheon or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations, or transactions between Thermo Fisher or any of its subsidiaries or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Patheon or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, or other acquisition of any class of Patheon's securities, an election of Patheon's directors, or a sale or other transfer of a material amount of assets of Patheon during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Thermo Fisher has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy the Schedule TO and the exhibits thereto at SEC Headquarters at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon Purchaser obtaining financing to fund the purchase of Shares pursuant to the Offer and to fund the Post-Offer Reorganization. We believe the financial condition of Purchaser is not material to a decision by a holder of Shares whether to sell, hold, or tender Shares pursuant to the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) we will have access to unrestricted cash and cash equivalents of our affiliates, which, together with the debt financing available to Thermo Fisher and further described below, we anticipate being sufficient to purchase all Shares tendered pursuant to the Offer and to complete the Post-Offer Reorganization, (c) the Offer is not subject to any financing condition, and (d) if we consummate the Offer and not all outstanding Shares are tendered pursuant to the Offer or during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), we or Thermo Fisher may, but are not required to, elect to effectuate or cause to be effectuated the Post-Offer Reorganization, in part, based on the number of Shares held by us and our affiliates following the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), including (but not limited to) by (i) acquiring all or substantially all assets and liabilities of Patheon in the Asset Sale and, as soon as practicable following the consummation of the Asset Sale, dissolving and liquidating Patheon in accordance with applicable Dutch procedures, such that non-tendering Patheon shareholders will receive the Offer Consideration (without interest and less applicable withholding taxes) as the Second Step Distribution, or (ii) commencing the Compulsory Acquisition. In the event that the Compulsory Acquisition is implemented, then the Dutch Court will determine in its sole discretion the price to be paid for the non-tendered Shares, which price may be greater than, equal to, or less than the Offer Consideration. Such price may potentially be increased by the Dutch Statutory Interest.

        We estimate that the total amount of funds required for Purchaser to purchase all outstanding Shares in the Offer and to consummate the other transactions contemplated by the Purchase Agreement, pay related transaction fees and expenses and pay or refinance certain outstanding debt of Patheon that is required to be paid or refinanced upon the consummation of the Offer and the other transactions contemplated by the Purchase Agreement, will be approximately $7.4 billion. We anticipate funding such cash requirements from a combination of sources, including (a) available cash and cash equivalents of Thermo Fisher and its subsidiaries, (b) committed debt financing that Thermo Fisher received from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, who may syndicate the facility to other banks in respect of a senior unsecured 364-day bridge loan facility as further described below, (c) a new term loan credit facility and/or (d) proceeds from the sale of debt and/or equity securities of Thermo Fisher.

        Pursuant to (a) a Commitment Letter dated as of May 15, 2017, among Thermo Fisher, Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the "Original Commitment Letter") and (b) a related Supplemental Commitment Letter dated as of May 26, 2017, among Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Thermo Fisher and the additional lenders party thereto (the "Supplemental Commitment Letter" and, together with the Original Commitment Letter, the "Bridge Commitment Letter"), Thermo Fisher received commitments from the lenders party to the Bridge Commitment Letter (the "Bridge Lenders") for a senior unsecured bridge loan facility in an aggregate principal amount of up to $7.3 billion (the "Bridge Facility"; and the loans made thereunder the "Bridge Loans").

        We expect that borrowings under the Bridge Facility (to the extent they are actually made) will be refinanced or repaid with funds generated internally by Thermo Fisher and its subsidiaries or obtained from other financing sources, which may include the proceeds of additional loans and/or the sale of securities. No decision has been made concerning this matter as of the date of this Offer to Purchase, and any future decisions will be made based on Thermo Fisher's review from time to time of the advisability of making additional borrowings and/or selling particular securities, as well as prevailing interest rates and other economic and market conditions. Furthermore, nothing herein is or will be deemed to be an offer or sale of securities, which offering or sale may only be made pursuant to appropriate offering documentation.

        Although the debt financing described in this Offer to Purchase is not subject to a due diligence or "market out" condition, such financing is subject to customary conditions for financings of this type and may not be considered assured. As of the date of this Offer to Purchase, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this Offer to Purchase is not available. The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

Bridge Facility

        The following summary description of the Bridge Facility and all other provisions of the Bridge Facility discussed herein are qualified by reference to the Original Commitment Letter and the Supplemental Commitment Letter, copies of which have been filed as Exhibits (b)(1) and (b)(2), respectively, to the Schedule TO filed with the SEC in connection with the Offer and are incorporated herein by reference. The Original Commitment Letter and the Supplemental Commitment Letter may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Thermo Fisher and Purchaser." Shareholders and other interested parties should read the Original Commitment Letter and Supplemental Commitment Letter for a more complete description of the provisions summarized below.

        Interest Rates and Fees.    Interest under the Bridge Facility is expected to be payable either, at the option of Thermo Fisher, at a Base Rate (as defined in the Bridge Commitment Letter) or an Adjusted Eurodollar Rate (as defined in the Bridge Commitment Letter) plus, in each case, a per annum applicable margin that fluctuates between 0.0 basis points and 75 basis points, in the case of Bridge Loans priced at the Base Rate, and between 100 basis points and 175 basis points, in the case of Bridge Loans priced at the Adjusted Eurodollar Rate, based on the senior unsecured indebtedness ratings of Thermo Fisher, as of any date of determination, as determined by Moody's Investors Service, Inc. and Standard and Poor's Financial Services LLC (the "Debt Ratings") with certain provisions taking into account potential differences in ratings issued by the aforementioned rating agencies or a lack of ratings issued by the aforementioned rating agencies. In addition, the interest rate margins will increase by 25 basis points on the date that is 90 days after the funding of the Bridge Facility (such date of funding, the "Bridge Closing Date") and additional 25 basis points at the end of each 90 day period thereafter elapsed after the funding of the Bridge Facility. Thermo Fisher will be required to pay a ticking fee at a rate equal to (a) a per annum rate that fluctuates between 10 basis points and 25 basis points based on the Debt Ratings, times (b) the actual daily undrawn commitments with respect to the Bridge Facility, accruing during the period commencing on the date that is 60 days after May 15, 2017 and ending on the earlier of the Bridge Closing Date and the date the commitments with respect to the Bridge Facility terminate in full. In the event that the Bridge Loans are funded, Thermo Fisher will also be required to pay a duration fee, ranging from 0.50% to 1.00%, on the outstanding principal amount of Bridge Loans on each of the dates that is 90 days, 180 days and 270 days after the Bridge Closing Date.

        Prepayments.    The Bridge Facility is expected to provide for mandatory prepayments (and, prior to the Bridge Closing Date, automatic and permanent reductions in the commitments with respect to the Bridge Facility) in an amount equal to 100% of the net cash proceeds actually received by Thermo Fisher in connection with certain sales or issuances of equity securities, the incurrence of certain indebtedness for borrowed money and certain non-ordinary course asset sales, in each case subject to certain exceptions and in each case as further described in the Bridge Commitment Letter. The Bridge Facility is also expected to allow for voluntary prepayments of the Bridge Loans in whole or in part without premium or penalty; provided that the Bridge Loans bearing interest with reference to the

Adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless Thermo Fisher pays any related breakage costs.

        Borrower, Guarantors and Collateral.    The borrower under the Bridge Facility is expected to be Thermo Fisher. Obligations under the Bridge Facility are not expected to be guaranteed by any other entity. The Bridge Facility is expected to be unsecured.

        Conditions.    The funding of the Bridge Facility contemplated by the Bridge Commitment Letter is subject to the satisfaction of certain conditions precedent, including, without limitation:

  •
  consummation of the Offer in accordance with the Purchase Agreement without giving effect to any modifications, consents, amendments or waivers thereto or thereunder by Thermo Fisher or its subsidiaries that in each case are materially adverse to the interests of the Bridge Lenders or lead arranger unless consented to in writing by the lead arranger;

  •
  since October 31, 2016, there not having occurred any fact, change, event, development, occurrence or effect that would have or reasonably be expected to have, individually or in the aggregate, a "Target Material Adverse Effect" (as defined in the Bridge Commitment Letter), subject to the exceptions and qualifications set forth in the Bridge Commitment Letter;

  •
  delivery to the lead arranger of certain audited and unaudited financial statements of Thermo Fisher;

  •
  payment of costs, fees and expenses (including, without limitation, legal fees and expenses) required to be paid pursuant to the Bridge Commitment Letter;

  •
  there being no outstanding loans under Thermo Fisher's existing revolving credit facility (or a replacement revolving credit facility) the proceeds of which are used to finance the Acquisition (as defined in the Bridge Commitment Letter) unless the commitments under the Bridge Facility have been utilized in full;

  •
  accuracy of certain specified representations and warranties in the Purchase Agreement and specified representations and warranties in the definitive documentation in respect of the Bridge Facility (the "Bridge Loan Documentation") and absence of a bankruptcy event of default under the Bridge Loan Documentation relating to Thermo Fisher;

  •
  repayment in full of all principal, interest and accrued and unpaid invoiced fees and expenses under certain credit facilities of Patheon and the termination of such facilities and all commitments to extend credit thereunder; and

  •
  execution and delivery of the Bridge Loan Documentation.

        Other Terms.    The Bridge Facility is expected to contain representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants that are customary for facilities of this type. Affirmative covenants are expected to include, among others, covenants pertaining to the delivery of financial statements, notices, certificates and other information, payment of taxes, preservation of existence and compliance with laws. Negative covenants are expected to include, among others, covenants that would restrict the ability of Thermo Fisher and its subsidiaries, as applicable, to incur certain liens and make certain fundamental changes, and that would restrict the ability of Thermo Fisher's subsidiaries to incur indebtedness. These covenants are expected to be subject to a number of important exceptions and qualifications. Certain changes of control are also expected to constitute an event of default under the Bridge Facility. It is expected that the Bridge Facility will require Thermo Fisher to maintain a consolidated leverage ratio (to be calculated in the manner described in the Bridge Commitment Letter) of at least 5.00 to 1.00 with a step down to 4.50 to 1.00 for any fiscal quarter ended at least six months after the Bridge Closing Date (provided that to the extent the maximum consolidated leverage ratio set forth in Thermo Fisher's existing revolving credit agreement, as amended, is more restrictive to Thermo Fisher than the ratio provided for in the Bridge Facility, the maximum consolidated leverage ratio applicable to the Bridge Facility shall be automatically modified such that it shall not exceed the maximum permitted consolidated leverage ratio applicable to Thermo Fisher's existing revolving credit facility, as amended). It is expected that the Bridge Facility will also require Thermo Fisher to maintain a consolidated interest coverage ratio of at least 3.00 to 1.00 (to be calculated in the manner described in the Bridge Commitment Letter) as of the last day of each fiscal quarter of Thermo Fisher. Amounts drawn under the Bridge Facility will mature on the date that is 364 days after the Bridge Closing Date.

        Termination.    The commitments and agreements of the Bridge Lenders under the Bridge Commitment Letter will terminate upon the first to occur of (a) written notice of termination from Thermo Fisher, (b) the consummation of the initial purchase of Shares pursuant to the Offer (including all fundings of the Bridge Facility to be made on such date in connection therewith), (c) the abandonment (upon written notification thereof by Thermo Fisher) or termination of the Purchase Agreement and (d) 11:59 p.m. (New York City time) on February 15, 2018, if the Acceptance Time (as defined in the Purchase Agreement) has not occurred at or prior to such time.

10.   Background of the Offer; Past Contacts or Negotiations with Patheon.

        The following chronology summarizes the key meetings and events between representatives of Thermo Fisher and Purchaser and representatives of Patheon that led to the signing of the Purchase Agreement. The following chronology does not purport to catalogue every conversation among representatives of Thermo Fisher, Purchaser and Patheon. For a review of Patheon's additional key activities that led to the signing of the Purchase Agreement, please refer to Patheon's Schedule 14D-9 being mailed to Patheon shareholders with this Offer to Purchase. For purposes of this discussion, "Thermo Fisher" refers to Thermo Fisher and its direct and indirect subsidiaries, including but not limited to Purchaser.

        Thermo Fisher's senior management team regularly considers, evaluates and discusses with the board of directors of Thermo Fisher (the "Thermo Fisher Board") potential strategic alternatives, and has considered ways to enhance Thermo Fisher's performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions and collaborations that would further Thermo Fisher's strategic objectives and the potential benefits and risks of such transactions. In December 2016, Thermo Fisher identified Patheon as a potential target for a strategic business combination.

        On February 28, 2017, Marc Casper, the President and Chief Executive Officer of Thermo Fisher, and James Mullen, the Chief Executive Officer of Patheon, met for dinner. At that dinner, Messrs. Mullen and Casper discussed generally Patheon's and Thermo Fisher's respective businesses and operations. Mr. Casper stated that Thermo Fisher was interested in engaging in discussions to acquire Patheon and that Mr. Mullen should expect to receive a preliminary non-binding acquisition proposal in the near term. Mr. Mullen stated that any such proposal would need to be discussed with the Patheon Board.

        On March 10, 2017, Mr. Mullen conveyed to Mr. Casper that the Patheon Board had directed Patheon's management to engage on a limited basis with Mr. Casper and Thermo Fisher's management team for the purpose of assisting Thermo Fisher in submitting a proposal that the Patheon Board could evaluate. Mr. Casper agreed to send Mr. Mullen a draft non-disclosure agreement and a list of discussion topics and information requests for purposes of Thermo Fisher's initial due diligence investigation. On March 14, 2017, Thermo Fisher and Patheon executed a non-disclosure agreement.

        On March 22, 2017, Mr. Casper and certain other members of Thermo Fisher's management met with Mr. Mullen, Michel Lagarde, the President and Chief Operating Officer of Patheon, Stuart Grant, the Chief Financial Officer of Patheon, and Daniel Agroskin, a Patheon director, to address the topics requested by Thermo Fisher, receive from Patheon an overview of the CDMO industry and Patheon's business and discuss the expected benefits of a potential strategic transaction. Following the meeting,

Mr. Casper confirmed Thermo Fisher's interest in acquiring Patheon and stated that Thermo Fisher would submit an initial non-binding acquisition proposal shortly.

        On March 24, 2017, Thermo Fisher submitted a preliminary, non-binding offer to acquire Patheon at a price of $33.00 per Share in cash (the "March 24th Proposal"). The March 24th Proposal stated that Thermo Fisher would be prepared to complete its due diligence within three to four weeks and submit a final, all-cash offer with no financing contingency. The March 24th Proposal was subject to Patheon entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a period of not less than thirty days.

        On March 31, 2017, Mr. Mullen conveyed to Mr. Casper that the Patheon Board did not view the March 24th Proposal as adequate but would be willing to engage with Thermo Fisher at a higher price, and suggested that Thermo Fisher submit a revised proposal at a higher valuation.

        On April 2, 2017, Mr. Casper confirmed Thermo Fisher's continued interest in acquiring Patheon to Mr. Mullen and stated that Thermo Fisher would be submitting a revised proposal promptly.

        On April 3, 2017, Thermo Fisher submitted a revised, non-binding proposal to acquire Patheon for $33.00 to $36.00 per Share in cash (the "April 3rd Proposal"). The April 3rd Proposal provided that Thermo Fisher would be prepared to complete its due diligence within three to four weeks and submit a final, all-cash offer with no financing contingency. The April 3rd Proposal was subject to Patheon entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a period of not less than thirty days.

        On April 6, 2017, Mr. Mullen conveyed to Mr. Casper that the Patheon Board was not willing to enter into a transaction at the low end of the price range specified in the April 3rd Proposal, and that full due diligence access was being provided on the basis that Thermo Fisher would submit a final proposal at or above the high end of its range. Mr. Mullen also told Mr. Casper that Patheon was unwilling to provide exclusivity at such time.

        On April 7, 2017, Mr. Casper told Mr. Mullen that Thermo Fisher was concerned that its bid would be used as a stalking horse to solicit interest or increased value from other potential bidders and that its due diligence investigation would be costly. Mr. Casper stated that Thermo Fisher was willing to proceed with due diligence and submit a final acquisition proposal without entering into an exclusivity agreement, so long as the Patheon Board would not shop Thermo Fisher's proposal and provided that news of a pending transaction did not leak to the market. Mr. Casper reiterated that Thermo Fisher would withdraw from the process if any leaks with respect to a potential transaction occurred, and that Thermo Fisher would like to move quickly and execute definitive transaction documentation by May 8, 2017. Messrs. Casper and Mullen then briefly discussed next steps with respect to due diligence.

        From April 10, 2017 through May 9, 2017, Thermo Fisher conducted an extensive diligence investigation of Patheon, including review of relevant documents, calls and meetings among management and visits to certain Patheon facilities.

        On April 27, 2017, representatives of Morgan Stanley & Co. LLC, Patheon's financial advisor ("Morgan Stanley"), sent a process letter to Thermo Fisher outlining the timing and process for submitting and reviewing a bid, and on or about April 30, 2017, distributed a draft purchase agreement to Thermo Fisher.

        On May 5, 2017, Wachtell, Lipton, Rosen & Katz, Thermo Fisher's U.S. legal counsel ("Wachtell Lipton") and Skadden, Arps, Slate, Meagher & Flom LLP, Patheon's U.S. legal counsel ("Skadden"), discussed proposed revisions to the draft purchase agreement to be submitted by Thermo Fisher, including Thermo Fisher's request that affiliates of JLL and DSM each provide tender and support agreements (representing approximately 75% of the issued and outstanding Shares in the aggregate) agreeing to, among other things, tender their respective shares in the offer, vote in favor of the adoption of certain shareholders' resolutions at the EGM and vote against any alternative acquisition proposal.

        On May 5, 2017, Wachtell Lipton submitted a revised draft purchase agreement to representatives of Skadden.

        On May 8, 2017, representatives of Skadden spoke with representatives of Wachtell Lipton about the principal issues presented in the proposed revisions to the purchase agreement.

        On May 9, 2017, Thermo Fisher submitted a revised proposal to acquire Patheon at a price of $34.00 per Share in cash, along with an executed commitment letter from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC to provide committed bridge financing of $7.1 billion (the "May 9th Proposal").

        Following a May 10, 2017 Patheon Board meeting, representatives of Morgan Stanley contacted representatives of Goldman Sachs & Co., Thermo Fisher's financial advisor, to inform them that the Patheon Board would be meeting again on May 17, 2017 to consider the May 9th Proposal, in light of Thermo Fisher's failure to submit a proposal at the top-end of its range.

        On the morning of May 12, 2017, Mr. Casper advised Mr. Mullen that Thermo Fisher may be willing to offer up to $35.00 per Share in cash, if the remaining material issues in the draft purchase agreement could be resolved, and the parties could negotiate and execute a transaction prior to opening of the U.S. stock markets on May 15, 2017. Mr. Casper noted that Thermo Fisher may be delayed in moving forward or may not move forward at all if the parties could not come to agreement on or before May 15, 2017, given Thermo Fisher's strong desire to have the proposed transaction announced sufficiently in advance of its investor day scheduled for May 17, 2017.

        Later that day, representatives of Skadden sent a revised purchase agreement to representatives of Wachtell Lipton.

        On the morning of May 13, 2017, the Patheon Board, with the assistance of Patheon's advisors, discussed the $35.00 per Share price offered by Thermo Fisher and the material issues remaining in the purchase agreement. The Patheon Board provided feedback on the open issues, and instructed representatives of Skadden to engage with representatives of Wachtell Lipton in order to finalize the purchase agreement and other transaction documentation. Later that afternoon, representatives of Wachtell Lipton submitted a revised draft purchase agreement to representatives of Skadden.

        Representatives of Skadden, De Brauw Blackstone Westbroek, Patheon's Dutch counsel, Wachtell Lipton and NautaDutilh, Thermo Fisher's Dutch counsel, negotiated the terms of the draft purchase agreement and the other transaction documents throughout the day on May 14, 2017. That evening, the Patheon Board held a special telephonic meeting and, after discussion, determined that the terms of the Purchase Agreement and the other transaction documents and the transactions contemplated thereby were in the best interests of Patheon and its relevant stakeholders, (1) unanimously approved the terms and conditions of the Purchase Agreement and the transactions contemplated thereby and (2) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and to recommend acceptance of the Offer by the shareholders of Patheon and to recommend approval and adoption of the shareholder approvals at the EGM. After the meeting, representatives of Skadden and Wachtell Lipton finalized the Purchase Agreement and other transaction documents.

        On May 15, 2017, before the opening of the U.S. trading markets, Patheon, Thermo Fisher and Purchaser executed the Purchase Agreement and Thermo Fisher, Purchaser and affiliates of JLL and DSM executed the Support Agreements. Thermo Fisher also delivered an executed copy of its final debt commitment letter. Patheon and Thermo Fisher issued a joint press release announcing the execution of the transaction documents before the opening of the U.S. markets on May 15, 2017.

        For more information on the Purchase Agreement and the other agreements between Patheon and Thermo Fisher, Purchaser, and their respective related parties, see Section 8—"Certain Information Concerning Thermo Fisher and Purchaser," Section 9—"Source and Amount of Funds" and Section 11—"The Purchase Agreement; Other Agreements."

11.   The Purchase Agreement; Other Agreements.

The Purchase Agreement

        The following summary of certain provisions of the Purchase Agreement, and all other provisions of the Purchase Agreement discussed herein, are qualified by reference to the Purchase Agreement itself, which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC in connection with the Offer and is incorporated herein by reference. The Purchase Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Thermo Fisher and Purchaser." Shareholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Purchase Agreement.

        This summary of the Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual disclosures about Thermo Fisher, Purchaser, Patheon, or their respective affiliates. The Purchase Agreement contains representations, warranties, agreements, and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties, agreements, and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure letter delivered by Patheon to Purchaser in connection with the Purchase Agreement (the "Company Letter"). The representations, warranties, agreements, and covenants in the Purchase Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Thermo Fisher or Patheon. In reviewing the representations, warranties, agreements and covenants contained in the Purchase Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties, agreements, and covenants or any descriptions thereof were not intended by the parties to the Purchase Agreement to be characterizations of the actual state of facts or conditions of Thermo Fisher, Purchaser, Patheon, or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties, agreements, and covenants may have changed since the date of the Purchase Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties, agreements and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements, and filings that Thermo Fisher and Patheon publicly file.

        The Offer.    Purchaser has agreed to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer as promptly as reasonably practicable after the date of the Purchase Agreement, but in no event later than 10 business days following the date of the Purchase Agreement. Subject to the satisfaction or waiver (in accordance with the Purchase Agreement and applicable law) of the conditions to the Offer, Purchaser has agreed to (and Thermo Fisher has agreed to cause Purchaser to), (a) at, or as promptly as practicable following, the Expiration Time (but in any event within two business days thereafter) accept for payment, and (b) at, or as promptly as practicable following, the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Purchaser expressly reserves the right at any time, in its sole discretion, to waive, in whole or in part, any condition to the Offer and to make any change in the terms of, or conditions to, the Offer. However, Purchaser will not, and Thermo Fisher will cause Purchaser not to (without the prior written consent of Patheon): (a) waive or change the Minimum Condition (except to the extent contemplated under the Purchase Agreement); (b) decrease the Offer Consideration; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement); or (f) impose additional conditions to the Offer or otherwise amend, modify, or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Patheon shareholders.

        Extensions of the Offer.    In the Purchase Agreement, the parties agreed that, unless extended as provided in the Purchase Agreement, the Offer will expire at 9:00 a.m. (New York City time) or such other time as the parties may mutually agree, on the date that is the later of (a) 21 business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date of commencement of the Offer and (b) such date as is six business days after the date of the EGM. Purchaser may extend the Offer to such other date and time as may be agreed in writing by Patheon and Thermo Fisher, and Purchaser has agreed in the Purchase Agreement that it will extend the Offer:

  •
  for the minimum period required by applicable law, the SEC or the rules of the NYSE; and

  •
  on one or more occasions in consecutive periods of up to 10 business days each, with such period to end at 5:00 p.m., New York City time on the last business day of such period (or such other duration as Purchaser and Patheon may agree) if, at any then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition(s); except that:

  •
  if Purchaser determines in good faith, after consultation with outside legal counsel, that at any then-scheduled Expiration Time the Antitrust Clearance Condition or Legal Restraints Condition is not reasonably likely to be satisfied within such 10-business day extension period, then Purchaser will be permitted to extend the Offer on such occasion for periods of up to 20 business days;

  •
  if the sole remaining unsatisfied condition to the Offer is the Minimum Condition, Purchaser may, but will not be required to, extend the Offer on more than two occasions in consecutive periods of up to 10 business days each (or such other duration as may be agreed to by Purchaser, and Patheon); and

  •
  Purchaser is not required to extend the Offer beyond the End Date.

        Following the Acceptance Time, Purchaser will provide for the Subsequent Offering Period of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act and in accordance with the Purchase Agreement. For purposes of the Offer, a "business day" means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands or New York, New York, United States, are authorized or required by applicable law to close. The Subsequent Offering Period is not an extension of the Offer. The Subsequent Offering Period would be an additional period of time, following the Expiration Time, in which shareholders may tender Shares not previously tendered pursuant to the Offer. Purchaser will announce additional details with respect to the Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. In the event that prior to the expiration of the Subsequent Offering Period, Purchaser or one of its affiliates publicly indicates its intention to effectuate the Asset Sale, Purchaser will extend the Subsequent Offering Period for the Minority Exit Offering Period of at least five business days to permit any remaining minority Patheon shareholders to tender their shares in exchange for the Offer Consideration. There will be no withdrawal rights during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) and any Shares tendered will immediately be accepted and promptly paid for. Any shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) will be acquired by Purchaser for an amount equal to the Offer Consideration, in cash, without interest and less applicable withholding taxes. Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), or any delay in making payment for Shares.

        Treatment of Patheon Equity Awards.    In connection with the Offer, outstanding Patheon equity awards will be treated as follows:

  •
  At the Offer Closing, each outstanding Patheon RSU that is vested as of immediately prior to the Offer Closing or that is held by a non-employee director of Patheon and each outstanding Patheon PSU, whether vested or unvested, will be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares subject to such Patheon PSU or Patheon RSU as of immediately prior to the Offer Closing (which, in the case of Patheon PSUs, will be determined based on the actual achievement of performance conditions in accordance with the terms of the award).

  •
  Except as otherwise agreed between Thermo Fisher and the holder of a Patheon RSU, at the Offer Closing, each outstanding Patheon RSU that is unvested as of immediately prior to the Offer Closing and that is not held by a non-employee director of Patheon will automatically be canceled and converted into a restricted stock unit award, with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon RSU immediately prior to the Offer Closing, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) the Exchange Ratio (as defined below) multiplied by (ii) the total number of Shares subject to such Patheon RSU as of immediately prior to the Offer Closing.

  •
  At the Offer Closing, each outstanding Patheon Option that is vested as of immediately prior to the Offer Closing will be automatically canceled and converted into a right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Patheon Option multiplied by (ii) the number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing.

  •
  Except as otherwise agreed between Thermo Fisher and the holder of a Patheon Option, at the Offer Closing, each outstanding Patheon Option that is unvested as of immediately prior to the Offer Closing will be automatically canceled and converted into a stock option award with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon Option immediately prior to the Offer Closing, (i) with respect to the number of shares of Thermo Fisher common stock that is equal to the product (rounded down to the nearest whole share) of (x) the Exchange Ratio multiplied by (y) the total number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing and (ii) at an exercise price per share that is equal to the quotient (rounded up to the nearest cent) of (x) the exercise price per share of such Patheon Option divided by (y) the Exchange Ratio.

        "Exchange Ratio" means the quotient obtained by dividing (x) the Offer Consideration by (y) the average closing price, rounded down to the nearest cent, per share of common stock of Thermo Fisher on the NYSE for the period of 10 consecutive trading days immediately preceding (but not including) the date of the Offer Closing.

        Extraordinary General Meeting.    Patheon has agreed to hold the EGM to:

  (a)
  provide information regarding the Offer;

  (b)
  adopt a resolution to, subject to (i) the Acceptance Time having occurred and (ii) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) and not properly withdrawn together with the Shares owned by Thermo Fisher or any of its affiliates, representing at least 80% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal) (the "Asset Sale Threshold") but not 95% or more of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal) (the "Compulsory Acquisition Threshold"), approve the Asset Sale as contemplated by the asset sale documentation annexed to the Purchase Agreement, as required under section 2:107a of the Dutch Civil Code (the "DCC");

  (c)
  adopt a resolution to, subject to (i) the Acceptance Time having occurred, (ii) the Asset Sale Threshold having been achieved but the Compulsory Acquisition Threshold not having been achieved, and (iii) the Asset Sale having been completed, (1) dissolve (ontbinden) Patheon in accordance with section 2:19 of the DCC, (2) appoint as liquidator a foundation (stichting) to be incorporated under Dutch law and approve reimbursement of the liquidator's reasonable salary and costs (provided that such reimbursement will be subject to the approval of the Independent Directors (as defined below)) and (3) appoint an affiliate of Purchaser as the custodian of the books and records of Patheon in accordance with section 2:24 of the DCC (together with the resolutions in clause (b), the "Asset Sale Resolutions");

  (d)
  adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Patheon Board for their acts of management or supervision, as applicable, up to the date of the EGM, provided that no discharge will be given to any director for acts of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director;

  (e)
  adopt (i) one or more resolutions to amend the articles of association of Patheon, with such amendment becoming effective as soon as practicable after the Shares have been delisted from the NYSE, and which includes the conversion of Patheon from a public limited liability company (naamloze vennootschap or N.V.) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid or B.V.) under Dutch law and (ii) one or more resolutions effective upon the Offer Closing to appoint Purchaser-designated directors to the Patheon Board to replace certain resigning members of the Patheon Board (the "Governance Resolutions"); and

  (f)
  conduct such other business as may properly come before the meeting.

        Patheon has further agreed that it will as promptly as possible, but in any event within 15 business days after the date of the Purchase Agreement, file with the SEC a preliminary proxy statement to be sent to Patheon's shareholders in connection with the EGM. Promptly following the later of (i) confirmation by the SEC that it has no further comments on the Proxy Statement and (ii) the expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated by the SEC, Patheon shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to Patheon's shareholders.

        If the Patheon Board determines in its reasonable discretion that any additional shareholder resolutions should be adopted, or if the Governance Resolutions (which are described in greater detail in clause (e) above), or the Asset Sale Resolutions (which are described in greater detail in clauses (b) and (c) above) have not been adopted at the EGM, Patheon will, following consultation with Purchaser and Thermo Fisher, duly call and give notice of another EGM (a "Subsequent EGM"), which will take place at a date reasonably acceptable to Purchaser and Thermo Fisher and not later than a date that will be prior to the date of the Expiration Time, at which the Governance Resolutions or the Asset Sale Resolutions, or such additional resolutions will be considered or reconsidered, as the case may be.

        Patheon has agreed that its obligation to duly call, give notice of, convene, and hold the EGM (and any Subsequent EGM) in accordance with and subject to the terms of the Purchase Agreement, and its other obligations with regards to the EGM as specified in the Purchase Agreement, will not be affected by the commencement, public proposal, public disclosure, or communication to Patheon of any Alternative Acquisition Proposal (as defined below) (whether or not a Superior Proposal (as defined below)) or any Adverse Recommendation Change (as defined below). Unless the Purchase Agreement is terminated in accordance with the terms of the Purchase Agreement, Patheon has agreed not to submit to a vote of the shareholders of Patheon any Alternative Acquisition Proposal (whether or not a Superior Proposal) or any matters relating thereto.

        Patheon will consult with Purchaser and Thermo Fisher regarding the date of the EGM (or any Subsequent EGM) and, unless the Purchase Agreement is terminated in accordance with its terms and notwithstanding any Adverse Recommendation Change (as defined below), will not cancel, postpone or adjourn the EGM (or any Subsequent EGM) without the prior written consent of Purchaser and Thermo Fisher, provided that Patheon may, on no more than one occasion, following reasonable consultation with Purchaser and Thermo Fisher, adjourn, postpone or cancel and reconvene the EGM solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to the relevant EGM materials that the Patheon Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable law is made available to Patheon shareholders in advance of the EGM (and any Subsequent EGM) or (y) to solicit additional proxies in favor of the approvals set forth in the Purchase Agreement, if as of the date of the scheduled EGM there are not sufficient proxies that have been received approving such matters. In the event the EGM is adjourned, postponed or canceled and reconvened, Patheon will duly give notice of and reconvene the EGM on a date scheduled by mutual agreement of Patheon, on the one hand, and Purchaser and Thermo Fisher, on the other hand, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such adjournment, postponement or cancellation but, in any event, no later than the day that is 35 days following the date of such adjournment, postponement or cancellation (or, in the case of any Subsequent EGM, a date that is prior to the date on which the Expiration Time will occur).

        Directors.    Thermo Fisher, Purchaser and Patheon will use their respective reasonable best efforts to ensure that the Patheon Board will, upon the Offer Closing, be comprised of at least seven directors, at least five of whom will be designated in writing by Purchaser and Thermo Fisher, in their sole discretion, as soon as reasonably practicable and in any event prior to convening the EGM, and at least two of whom will initially be current non-executive directors of Patheon designated by Patheon and Purchaser by mutual written agreement and who will at all times be independent from Purchaser, Thermo Fisher and the Majority Shareholders and qualify as independent under the Dutch Corporate Governance Code 2008 (the "Independent Directors"). The initial Independent Directors will be current non-executive directors of Patheon, to the extent that they shall agree to serve on the Patheon Board after the Offer Closing. Each Independent Director will resign from the Patheon Board upon the earliest of (a) such time after the Acceptance Time as Purchaser and its affiliates, in the aggregate, own 100% of the issued and outstanding Shares, and (b) the Second Step Distribution having been made and the Liquidation having been completed.

        Post-Offer Reorganization.    As promptly as practicable following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or Purchaser may, but is not required to, effectuate, or cause to be effectuated, a Post-Offer Reorganization of Patheon and its subsidiaries, which may include (a) if permissible under applicable law and if the Compulsory Acquisition Threshold has been achieved, the Compulsory Acquisition or (b) if the Asset Sale Resolutions have been adopted and the Asset Sale Threshold (but not the Compulsory Acquisition Threshold) has been achieved, the Asset Sale and the Liquidation and Second Step Distribution.

        If the Asset Sale Resolutions have been adopted at the EGM (or any subsequent EGM), the Asset Sale Threshold (but not the Compulsory Acquisition Threshold) has been achieved, and the Offer Closing has occurred, Purchaser and Thermo Fisher may require Patheon to enter into an asset purchase agreement in the form attached to the Purchase Agreement as Exhibit A (the "Asset Sale Agreement"), in which case the parties shall promptly implement the Asset Sale and take the steps and complete the actions and transactions set forth in the Asset Sale Agreement. Promptly following the completion of the Asset Sale, Thermo Fisher, Purchaser and Patheon shall implement the Liquidation, which shall result in the Second Step Distribution in accordance with the terms and conditions of the Asset Sale Agreement.

        Certain Adjustments.    In the event that, during the period between the date of the Purchase Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares is changed into a different number of shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts payable pursuant to the Purchase Agreement will be equitably adjusted, without duplication, to reflect such change.

        Representations and Warranties.    In the Purchase Agreement, Patheon has made customary representations and warranties to Thermo Fisher and Purchaser that are subject to specified exemptions and qualifications contained in the Purchase Agreement and the Company Letter and to certain disclosures in Patheon's SEC filings publicly available at least two business days prior to the date of the Purchase Agreement, including representations relating to, among other things: its organization, valid existence, and standing under the laws of the jurisdiction in which its business is being conducted and its articles of association and bylaws; its corporate power and authority relative to the Purchase Agreement and the transactions contemplated by the Purchase Agreement; required governmental authorizations or filings or other consents and approvals, and no violations of organizational documents; its capitalization; its subsidiaries; public SEC filings and financial statements; internal controls and procedures over disclosures and financial reporting; compliance of disclosure documents; the absence of certain changes or events; the absence of undisclosed liabilities; compliance with laws, including sanctions and anti-corruption laws and healthcare laws and other regulatory matters; absence of litigation; real property; intellectual property matters; tax matters; employee benefit plan matters; employee and labor matters; environmental matters; material contracts; financial advisor fees; the opinion of Patheon's financial advisor with respect to the fairness of the Offer Consideration; insurance; anti-takeover measures; the accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the proxy statement; related-party transactions; and Exchange Act rule 14d-10 matters.

        The representations and warranties in the Purchase Agreement made by Patheon are, in certain cases, modified by "knowledge," "materiality" and "Company Material Adverse Effect" qualifiers. For purposes of the Purchase Agreement, with respect to Patheon, "knowledge" means the actual knowledge of certain employees of Patheon, after reasonable inquiry. For purposes of the Purchase Agreement, "Company Material Adverse Effect" means any fact, change, event, development, occurrence, or effect (each, an "Effect") that, individually or in the aggregate, (i) materially adversely affects, or would reasonably be expected to materially and adversely affect, the business, assets, results of operations, or financial condition of Patheon and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of Patheon to consummate the transactions contemplated by the Purchase Agreement. Clause (i) of the definition of Company Material Adverse Effect excludes Effects relating to or arising from:

  (a)
  general economic conditions (or changes in such conditions) in the United States, The Netherlands, or any other country or region in the world in which Patheon or its subsidiaries conduct business, including any adverse development regarding the European Union, one or more of its member states (including one or more member states leaving or being forced to leave the European Union) and the Eurozone (including one or more member states leaving or being forced to leave the Eurozone) or conditions in the global economy in general;

  (b)
  changes in any financial, debt, credit, capital, banking, or securities markets or conditions;

  (c)
  changes in interest, currency, or exchange rates or in the price of any commodity, security, or market index;

  (d)
  changes after the date of the Purchase Agreement in applicable law (or the enforcement or interpretation thereof), in generally accepted accounting principles of the United States of America ("GAAP") or other applicable accounting standards, including Dutch generally accepted accounting principles (or the interpretation thereof), or in stock exchange rules or listing standards (or the enforcement or interpretation thereof);

  (e)
  changes in the industries in which Patheon or its subsidiaries operate;

  (f)
  any change in the market price, trading volume, or ratings of any securities or indebtedness of Patheon or any of its subsidiaries, any change or prospective change of the ratings or the ratings outlook for Patheon or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of Patheon to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to Patheon or any of its subsidiaries (it being understood that the underlying facts and circumstances giving rise to any such change or failure may, if not otherwise excluded, be deemed to constitute and be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur);

  (g)
  the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage, or military conflicts, whether or not pursuant to the declaration of an emergency or war;

  (h)
  the execution and delivery of the Purchase Agreement or the announcement or pendency of the transactions contemplated by the Purchase Agreement (including by reason of the identity of Purchaser), including the impact thereof on the relationships, contractual or otherwise, of Patheon and its subsidiaries with employees, customers, landlords, suppliers, or partners (including the termination, suspension, or modification of any such relationships), provided that this exception does not apply for purposes of Patheon's representations regarding non-contravention;

  (i)
  the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic, or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international, or regional calamity;

  (j)
  any action brought or threatened by shareholders of Patheon (whether on behalf of Patheon or otherwise) asserting allegations of breach of fiduciary duty relating to the Purchase Agreement or violations of securities laws in connection with Patheon's public filings in connection with the transactions contemplated by the Purchase Agreement;

  (k)
  any action expressly required to be taken pursuant to the Purchase Agreement or any action taken at the express written direction of Thermo Fisher or Purchaser; and

  (l)
  any item or matter to the extent disclosed in the Company Letter.

provided that with respect to subclauses (a), (b), (c), (d), (e), (g) and (i), if such Effect disproportionately affects Patheon and its subsidiaries, taken as a whole, compared to other similarly situated companies, then, to the extent not otherwise excluded, only such incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

        Additionally, the Purchase Agreement provides, among other things, that Patheon has represented that the Patheon Board, at a meeting duly called and held, has unanimously (a) determined that the Purchase Agreement and certain of the transactions contemplated by the Purchase Agreement are in the best interests of Patheon, its business, and its shareholders, employees, and other relevant stakeholders, (b) approved and adopted the Purchase Agreement (including the execution, delivery, and performance of the Purchase Agreement) and approved certain transactions contemplated by the Purchase Agreement, and (c) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and certain other transactions contemplated by the Purchase Agreement, and to recommend acceptance of the Offer by the shareholders of Patheon and to recommend approval and adoption of the shareholder approvals at the EGM (such recommendation, the "Patheon Board Recommendation"); provided, however, that the Patheon Board did not, and was not asked to, consider or approve (A) certain designated post-offer transactions (other than the Asset Sale and Liquidation and Compulsory Acquisition as described herein) or (B) the entry into Tender and Support Agreements (as defined below) by JLL Patheon Co-Investment Fund L.P., certain other affiliates of JLL Partners, Koninklijke DSM N.V. and JLL/Delta Patheon Holdings, L.P. (the "Majority Shareholders"), including Patheon Holdco Coöperatief U.A. (which holds certain Shares for the benefit of certain employees of Patheon).

        In the Purchase Agreement, Thermo Fisher and Purchaser have also made customary representations and warranties to Patheon that are subject to specified exemptions and qualifications contained in the Purchase Agreement. Purchaser's representations and warranties are, in certain cases, modified by "knowledge," "materiality," and "Parent Material Adverse Effect." For purposes of the Purchase Agreement, "Parent Material Adverse Effect" means an Effect that prevents or materially impairs the ability of Thermo Fisher or Purchaser to consummate the transactions contemplated by the Purchase Agreement.

        Purchaser's representations and warranties include representations relating to, among other things: organization, valid existence and standing of Thermo Fisher and Purchaser; corporate power and authority relative to the Purchase Agreement and the transactions contemplated by the Purchase Agreement; required governmental authorizations or filings or other consents and approvals; no violations of organizational documents; accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; availability of sufficient funds to satisfy Purchaser's obligations under the Purchase Agreement; lack of ownership of Shares by Thermo Fisher, Purchaser or their subsidiaries; absence of litigation; absence of certain agreements with Patheon shareholders; and financial advisor fees.

        None of the representations and warranties contained in the Purchase Agreement will survive the Acceptance Time.

        Conduct of Patheon Pending the Offer Closing.    From the date of the Purchase Agreement until the Offer Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except as (a) expressly required or expressly contemplated by the Purchase Agreement, (b) set forth in the relevant section of the Company Letter, (c) required by applicable law, or (d) consented to in writing by Purchaser, in advance (such consent not to be unreasonably withheld, conditioned, or delayed), Patheon has agreed to, and to cause each of its subsidiaries to: (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve intact its business organization and material business relationships with manufacturers, suppliers, vendors, distributors, governmental authorities, customers, licensors, licensees and other third parties with which it has material business relationships and keep available the services of its present officers and employees; provided that neither Patheon nor any of its affiliates will be required to pay any compensation beyond compensation paid in the ordinary course of business to retain such officers and employees. From the date of the Purchase Agreement until the Offer Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except as (w) expressly required or expressly contemplated by the Purchase Agreement, (x) set forth in the relevant section of the Company Letter, (y) required by applicable law, or (z) consented to in advance by Thermo Fisher in writing (such consent not to be unreasonably withheld, conditioned or delayed), Patheon will not, and will cause its subsidiaries not to:

  1.
  amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) any of the articles of association (statuten), bylaws (reglementen), or equivalent organizational documents of Patheon and its subsidiaries;

  2.
  (A) split, combine, subdivide, exchange, or reclassify any shares in its share capital or other equity interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or other equity interests or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares in its share capital or other equity interests, except for dividends or distributions paid by any of its wholly owned subsidiaries to Patheon or Patheon's other wholly owned subsidiaries, (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Patheon its subsidiaries, except as required by the terms of any Patheon equity plan, (D) enter into any contract with respect to the voting or registration of its share capital or any other securities of Patheon or its subsidiaries or (E) other than offers and sales pursuant to Form S-8 that are otherwise permitted under the Purchase Agreement, register the offer or sale of any class of debt or equity securities pursuant to the United States Securities Act of 1933 ("Securities Act") or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the Exchange Act;

  3.
  except as expressly permitted by item 9 below, (A) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to an lien), deliver, or sell any shares of any securities of Patheon or any of its subsidiaries, or authorize any of the foregoing, other than the issuance of any Shares upon the exercise of Patheon Options or the settlement of Patheon PSUs and Patheon RSUs that are outstanding on the date of the Purchase Agreement, in accordance with the terms of such Patheon Options, Patheon PSUs and Patheon RSUs as of the date of the Purchase Agreement (provided that, in the event that Patheon is required to make a performance determination prior to the Offer Closing, the determination will be made in the ordinary course of business consistent with past practice), or (B) adjust or amend the rights of, or any term of, any security of Patheon (including Patheon equity awards) or any of its subsidiaries;

  4.
  (A) acquire (whether by merger or consolidation, acquisition of stock or other securities or assets, or by formation of a joint venture or otherwise) any other person or business or any assets (other than ordinary course purchases from vendors) or properties of any other person or (B) make any investment in any other person by purchase of stock or securities, contributions to capital or property transfers, except in each case for (I) acquisitions from wholly owned subsidiaries of Patheon, (II) the purchase of equipment, supplies and inventory in the ordinary course of business consistent with past practice, (III) inbound licenses of intellectual property rights in the ordinary course of business consistent with past practice and (IV) acquisitions of assets (other than ordinary course purchases from vendors) as to which the aggregate consideration for all such acquisitions does not exceed $100 million in the aggregate;

  5.
  sell, lease, license, transfer, divest, allow to lapse, dispose of (whether by merger or consolidation, sale of stock or other securities or assets, or by formation of a joint venture or otherwise), or otherwise mortgage, encumber or subject to any lien (other than certain permitted liens), to any person (including any subsidiary of Patheon) in a single transaction or series of related transactions any of its assets, securities, properties, interests, or businesses, including the capital stock of Patheon subsidiaries, except (A) in the ordinary course of business consistent with past practice, (B) disposition of immaterial equipment and immaterial property no longer required in the operation of the business, and (C) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $10 million in the aggregate;

  6.
  enter into, amend, renew, extend, modify, terminate, or waive any rights under, in any material respect, any real property lease of Patheon or any of its subsidiaries (except for renewals and extensions in the ordinary course of business), any contract between Patheon or its subsidiaries on the one hand, and Patheon's affiliates, directors or executive officers or the Majority Shareholders or any of their affiliates, on the other hand, except for any extension or renewal in the ordinary course of business, certain material contracts;

  7.
  except for loans to employees made in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances or capital contributions among Patheon and any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

  8.
  incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (A) indebtedness incurred between Patheon and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by Patheon of indebtedness of any wholly owned subsidiary of Patheon, in each case in the ordinary course of business consistent with past practice and (B) indebtedness pursuant to Patheon's existing credit agreement, in an amount not to exceed the amount of such indebtedness outstanding at execution of the Purchase Agreement plus (I) $15 million and (II) $35 million to finance permitted acquisitions;

  9.
  except as required by the terms of a Patheon benefit plan (as in existence on the date of the Purchase Agreement), (A) increase the compensation or benefits of any current, former or future Patheon service provider, (B) grant any equity (or equity-based) award to any current, former or future Patheon service provider, (C) grant any rights to severance, termination pay, retention or change in control benefit or agreement to any current, former or future Patheon service provider or increase the amount of such compensation or benefits, (D) pay or award any bonus or incentive compensation (including any discretionary cash payments) to any current, former or future company service provider, (E) establish, adopt, enter into, amend or terminate any Patheon benefit plan (or any plan, program or arrangement that would be a benefit plan were it in existence on the date of the Purchase Agreement) or labor agreement (or agreement that would be a labor agreement if in effect on the date of the Purchase Agreement), (F) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Patheon benefit plan, (G) other than in the ordinary course of business, change any actuarial or other assumptions used to calculate funding obligations with respect to any Patheon benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (H) amend or waive any performance or vesting criteria or accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current, former or future Patheon service provider or otherwise pay any amounts or provide any benefits (including the forgiveness of indebtedness of any loan) not due such individual, (I) loan or advance any money or other property to any current, former or future Patheon service provider, (J) hire or terminate the employment of any Patheon service provider (other than a termination for "cause"), other than in the ordinary course of business consistent with past practice for Patheon service providers with an annual base salary or annual base compensation of less than $200,000 or (K) promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

  10.
  make or authorize any capital expenditures, except as consistent in all material respects with (A) Patheon's current capital expenditure plan or (B) any other subsequent annual capital budget that (I) is prepared in the ordinary course of business by Patheon and approved by the Patheon Board and (II) provides for total capital expenditures that do not exceed, in the aggregate, 110% of those set forth in the capital expenditure plan referred to in clause (A);

  11.
  (A) cancel any material indebtedness; (B) waive, release, grant, or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; or (C) commence any legal action, except in connection with a breach of the Purchase Agreement or any other agreements contemplated by the Purchase Agreement or otherwise related to the transactions contemplated by the Purchase Agreement;

  12.
  pay, discharge, compromise, settle or satisfy any liability or legal action (other than any legal action relating to the Purchase Agreement or any other agreements contemplated by the Purchase Agreement or otherwise related to the transactions contemplated by the Purchase Agreement) against Patheon or any of its subsidiaries or any of their respective directors or officers, other than (A) liabilities or legal actions relating to taxes that are separately addressed in item 16 below, (B) the payment, discharge, settlement, or satisfaction of claims or liabilities (I) fully covered by insurance, (II) up to the amounts reflected in or reserved against in Patheon's balance sheet as of October 31, 2016 (or the notes thereto), or (III) related to costs and expenses incurred by Patheon in connection with the transactions contemplated by the Purchase Agreement, or (C) subject to certain exceptions, where the amount paid or to be paid by Patheon and its subsidiaries does not exceed $1,000,000 individually or $7,500,000 in the aggregate (in each case, net of insurance proceeds, indemnity, contribution or similar payments received or to be received by Patheon or any of its subsidiaries in respect thereof), in each case, only without the imposition of any material restrictions on the business or operations of Patheon or any of its subsidiaries or the imposition of equitable relief on, or the admission of wrongdoing by, Patheon or any of its subsidiaries or any of their respective officers or directors;

  13.
  convene any general or special meeting of the shareholders of Patheon other than the EGM or as otherwise permitted by the Purchase Agreement (unless Patheon determines in good faith, after consultation with its outside legal counsel, that such a meeting is required by applicable law);

  14.
  write up, write down, or write off the book value of any assets, except (A) for depreciation and amortization in accordance with GAAP consistently applied, (B) as otherwise required under GAAP (including to increase any reserves for contingent liabilities), or (C) in the ordinary course of business consistent with past practice in accordance with GAAP;

  15.
  change Patheon's methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

  16.
  (A) change any material method of tax accounting; (B) settle or compromise any audit or other proceeding relating to a material amount of tax; (C) make or change any material tax election or file any material amended tax return; (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes; (E) enter into any closing agreement with respect to any material amount of tax or surrender any right to claim any material tax refund (in the case of (A), (C) and (D), other than in the ordinary course of business consistent with past practice);

  17.
  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, or other reorganization of Patheon or any of its subsidiaries (other than wholly owned subsidiaries or the Liquidation following completion of the Asset Sale);

  18.
  enter into a new line of business outside of the business of Patheon and its subsidiaries, conducted as of the date of the Purchase Agreement; or

  19.
  agree, resolve, or commit to do any of the foregoing.

        No Solicitation.    Patheon has agreed (a) not to, (b) to cause its subsidiaries and its and their respective directors and officers not to, (c) to use, and to cause its subsidiaries to use, their reasonable best efforts to cause their respective representatives not to, and (d) not to publicly announce any intention to, directly or indirectly:

  •
  solicit, initiate, or knowingly take any action to facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal (as defined below);

  •
  other than to disclose their non-solicitation obligations, enter into, continue, or otherwise participate in any discussions or negotiations, or otherwise knowingly cooperate in any way with any third party, regarding any Alternative Acquisition Proposal; or

  •
  authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract (whether or not binding) with respect to an Alternative Acquisition Proposal.

        Patheon has also agreed that it will, and will cause each of its subsidiaries and its and their respective directors and officers to, and will use their reasonable best efforts to cause each of the representatives of Patheon and its subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any person conducted prior to the date of the Purchase Agreement with respect to any Alternative Acquisition Proposal, and has agreed not to modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which Patheon or any of its subsidiaries is a party relating to any such Alternative Acquisition Proposal and has agreed to enforce the provisions of any such agreement. Patheon, however, will be permitted to release or waive any such standstill obligations solely to the extent necessary to permit the party referenced therein to submit an unsolicited bona fide written Alternative Acquisition Proposal to the Patheon Board on a confidential basis conditioned upon such party agreeing that Patheon will not be prohibited from providing any information to Thermo Fisher and Purchaser regarding any such Alternative Acquisition Proposal in accordance with the terms of the Purchase Agreement.

        Prior to the Acceptance Time, if Patheon receives an unsolicited bona fide written Alternative Acquisition Proposal, Patheon may take the following actions upon giving notice to Thermo Fisher (but only if (a) the Patheon Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Patheon directors' fiduciary duties under the laws of The Netherlands and (b) (i) the Patheon Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Alternative Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and (ii) the submission of such Alternative Acquisition Proposal did not result from or arise in connection with a breach of its non-solicitation obligations):

  •
  furnish non-public information with respect to Patheon and its subsidiaries to the person or group making such Alternative Acquisition Proposal, provided that,

    •
    prior to furnishing any such non-public information, it receives from such person or group an executed confidentiality agreement containing terms at least as restrictive to such person or group as the terms contained in the existing confidentiality agreement between Thermo Fisher and Patheon are to Thermo Fisher or Purchaser, and which may not contain any exclusivity provision or other term that would restrict, in any manner, Patheon's ability to consummate the transactions contemplated by the Purchase Agreement or to comply with its disclosure obligations to Thermo Fisher and Purchaser pursuant to the Purchase Agreement; and

    •
    prior to or contemporaneously with furnishing any such non-public information to such person or group, it furnishes such non-public information to Thermo Fisher or Purchaser, to the extent it has not previously done so; and

    •
    engage in discussions or negotiations with such person or group with respect to such Alternative Acquisition Proposal.

        Patheon is required to provide Purchaser and Thermo Fisher as promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Acquisition Proposal or any request for non-public information or any inquiry that would reasonably be expected to lead to any Alternative Acquisition Proposal, with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Alternative Acquisition Proposal, request or inquiry, if not previously provided pursuant to its non-solicitation obligations. Commencing upon the provision of any notice referred to above and continuing until such Alternative Acquisition Proposal, request or inquiry is withdrawn, (a) Patheon (or its outside legal counsel) will keep Thermo Fisher and Purchaser (or their outside counsel) informed on a reasonably current basis regarding the status and material terms (including changes thereto) of discussions and negotiations relating to any such Alternative Acquisition Proposal, request or inquiry (and within 24 hours after any changes to the material terms thereof) and (b) Patheon will, as promptly as practicable (and in any event within 24 hours following the receipt or delivery thereof), provide Thermo Fisher and Purchaser (or their outside legal counsel) with unredacted copies of all written materials, proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any such Alternative Acquisition Proposal.

        For the purposes of the Purchase Agreement, an "Alternative Acquisition Proposal" means any inquiry, proposal, indication of interest, or offer from any third party (other than Thermo Fisher and its subsidiaries and affiliates) relating to, or that would reasonably be expected to lead to, any of the following transactions:

  •
  a transaction or series of transactions pursuant to which any third-party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares or other equity securities of Patheon (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of Patheon, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange, or other transaction involving Patheon or any of its subsidiaries;

  •
  any transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Patheon subsidiaries and any entity surviving any merger or combination including any of them) of Patheon or its subsidiaries representing more than 20% of the revenues, net income, or assets (in each case, on a consolidated basis) of Patheon and its subsidiaries, taken as a whole; or

  •
  any disposition of assets representing more than 20% of the revenues, net income or assets (in each case, on a consolidated basis) of Patheon and its subsidiaries, taken as a whole.

        For the purposes of the Purchase Agreement, a "Superior Proposal" means a bona fide unsolicited written Alternative Acquisition Proposal that is binding (subject only to the valid termination of the Purchase Agreement) and that did not result from a breach of Patheon's non-solicitation obligations (where such breach proximately caused such Superior Proposal being received by Patheon) and that the Patheon Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing, and other relevant aspects of the proposal, and the person making the proposal (and taking into account any amendment or modification to the Purchase Agreement proposed by Thermo Fisher):

  •
  is more favorable to Patheon and its shareholders, employees and other stakeholders than the transactions contemplated by the Purchase Agreement;

  •
  is reasonably likely to be consummated; and

  •
  to the extent third-party financing is required, such financing is then fully committed with available funds certain evidenced by financial commitments from a financial institution of internationally recognized reputation.

        For purposes of the definition of "Superior Proposal," each reference in the definition of "Alternative Acquisition Proposal" to "20%" will be deemed to be a reference to "50%."

        Patheon has agreed that neither the Patheon Board, nor any committee of the Patheon Board, will directly or indirectly:

  (a)
  withhold, withdraw, qualify, amend or modify in a manner adverse to Thermo Fisher or Purchaser, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Thermo Fisher or Purchaser, the Patheon Board Recommendation or fail to make, or include in the applicable Patheon disclosure documents, the Patheon Board Recommendation or the approval, adoption, recommendation, or declaration of advisability by the Patheon Board or any committee thereof, of the Purchase Agreement, of the Offer or any of the other transactions contemplated by the Purchase Agreement, or make any public statement inconsistent with the Patheon Board Recommendation;

  (b)
  recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal;

  (c)
  publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal;

  (d)
  fail to publicly, definitively and without qualification recommend against any Alternative Acquisition Proposal or fail to reaffirm the Patheon Board Recommendation, in either case within 10 business days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Thermo Fisher to do so (or, if earlier, by the third business day prior to the then-scheduled Expiration Time or the EGM or any subsequent EGM, as applicable); or

  (e)
  publicly propose to do any of the foregoing

(any action described in clauses (a) through (e) above, an "Adverse Recommendation Change").

        In addition, Patheon has agreed that neither the Patheon Board, nor any committee of the Patheon Board, will directly or indirectly, approve or recommend, or publicly propose to approve or recommend, or allow Patheon or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract (other than a confidentiality agreement pursuant to the non-solicitation covenant) (a) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (b) requiring it (or that would require it) to abandon, terminate, or fail to consummate the transactions contemplated by the Purchase Agreement (an "Alternative Acquisition Agreement").

        Solely in response to a Superior Proposal received by the Patheon Board after the date of the Purchase Agreement, the Patheon Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, validly terminate the Purchase Agreement in accordance with its terms to enter into a definitive agreement with respect to such Superior Proposal, or authorize, resolve, agree, or publicly propose to take any such action, only if all of the following conditions are met:

  (a)
  Patheon has not breached any of its obligations under the no solicitation covenant (where such breach proximately caused such Superior Proposal being received by Patheon);

  (b)
  Subject to clause (c) below, the Patheon Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change and/or terminate the Purchase Agreement in accordance with its terms, as applicable, would be inconsistent with the Patheon directors' fiduciary duties under the laws of The Netherlands and Patheon has:

  •
  provided Thermo Fisher and Purchaser four business days' prior written notice, which states expressly:

  •
  that Patheon has received a Superior Proposal, and

  •
  the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the person or group making the Superior Proposal), and

  •
  that, subject to clause (c) below, the Patheon Board has determined to effect an Adverse Recommendation Change and/or terminate the Purchase Agreement in accordance with its terms, as applicable; and

  •
  contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other written materials, proposals, agreements or documents related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal will require a new notice and a new two business day period); and

  •
  prior to making such an Adverse Recommendation Change or terminating the Purchase Agreement in accordance with its terms, as applicable, to the extent requested in writing by Thermo Fisher and Purchaser, engaged in good faith negotiations with Thermo Fisher and Purchaser during such four or two business day period, as applicable, to amend the Purchase Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

  (c)
  no earlier than the end of the four or two business day period, as applicable, the Patheon Board has determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Superior Proposal and taking into account any revised terms proposed by Thermo Fisher and Purchaser, such Superior Proposal continues to constitute a Superior Proposal and that the failure to effect an Adverse Recommendation Change and/or terminate the Purchase Agreement in accordance with its terms would continue to be inconsistent with the Patheon directors' fiduciary duties under the laws of The Netherlands.

        In addition, the Patheon Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change or authorize, resolve, agree or publicly propose to take any such action upon the occurrence of an Intervening Event (as defined below) only if all of the following conditions are met:

  (a)
  Patheon has:

  •
  provided Thermo Fisher and Purchaser four business days' prior written notice, which:

  •
  sets forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change; and

  •
  states expressly that, subject to clause (b) below, the Patheon Board has determined to effect an Adverse Recommendation Change and the Patheon Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Patheon directors' fiduciary duties under the laws of The Netherlands; and

  •
  prior to making such an Adverse Recommendation Change, to the extent requested by Thermo Fisher and Purchaser, engaged in good faith negotiations with Thermo Fisher and Purchaser during such four business day period to amend the Purchase Agreement in response to the Intervening Event in such a manner that the failure of the Patheon Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (b) below would no longer be inconsistent with the Patheon directors' fiduciary duties under the laws of The Netherlands; and

  (b)
  no earlier than the end of the four business-day period, the Patheon Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that in light of such Intervening Event and taking into account any revised terms proposed by Thermo Fisher and Purchaser, the failure to effect an Adverse Recommendation Change would continue to be inconsistent with the Patheon directors' fiduciary duties under the laws of The Netherlands (and any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice will require a new notice to Thermo Fisher, provided, that with respect to each such material change, the notice period will be two business days instead of four).

        For purposes of the Purchase Agreement, the term "Intervening Event" means an event, development or change in circumstances occurring or arising after the date of the Purchase Agreement and prior to the Expiration Time, that was not known to, or reasonably foreseeable by, the Patheon Board as of the date of the Purchase Agreement, that has not arisen as a proximate result of any actions taken by Patheon in breach of the Purchase Agreement, which causes the Patheon Board to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would be inconsistent with the Patheon directors' fiduciary duties under the laws of The Netherlands; provided that in no event will (i) the receipt, existence, or terms of an Alternative Acquisition Proposal, or any matter relating thereto or consequence thereof or (ii) any change in the market price or trading volume of the Shares or the fact that Patheon meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (ii)), constitute an Intervening Event.

        Unless the Purchase Agreement is terminated pursuant to its terms, neither Patheon nor the Patheon Board (or any committee thereof) shall take any action to make the provisions of any "fair price," "business combination," "control share acquisition" or other state takeover statute or similar law inapplicable to any transactions contemplated by an Alternative Acquisition Proposal.

        The Purchase Agreement does not prohibit Patheon or the Patheon Board from taking and disclosing to Patheon shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer). However, any such disclosure will be deemed an Adverse Recommendation Change unless the Patheon Board expressly publicly, definitively and without qualification reaffirms its recommendation.

        Compensation Arrangements.    Prior to the Offer Closing, Patheon will take all steps that may be required, necessary or advisable to cause each (i) employment compensation arrangement that has been or after the date of the Purchase Agreement will be entered into by Patheon or any of its subsidiaries with any current or former Patheon service provider, (ii) treatment of Patheon Options, Patheon PSUs and Patheon RSUs in accordance with the terms set forth in the Purchase Agreement and (iii) certain obligations related to director and officer liability and Patheon employees under the Purchase Agreement to be approved by the Patheon Board and the Compensation Committee of the Patheon Board as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act.

        Delisting.    Patheon has agreed that prior to the Acceptance Time, Patheon will cooperate with Thermo Fisher and Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to cause the delisting of Patheon and the Shares from the NYSE as promptly as practicable after the Offer Closing and the de-registration of the Shares under the Exchange Act as promptly as practicable after such delisting.

        Anti-Takeover Measures.    Patheon and the Patheon Board (and any applicable committees thereof) will take all actions within their power and authority necessary so no anti-takeover measure is or becomes applicable to any of the transactions contemplated by the Purchase Agreement. If any anti-takeover measure becomes applicable to any of the transactions contemplated by the Purchase Agreement, Patheon and the Patheon Board (and any applicable committees thereof) will grant such approvals and take such actions within their power and authority as are necessary, so that any such transactions may be consummated as promptly as practicable on the terms contemplated by the Purchase Agreement and otherwise act within their power and authority to eliminate such anti-takeover measures in respect of such transactions.

        Director and Officer Liability.    For six years after the Offer Closing, Thermo Fisher shall cause Patheon and its subsidiaries to indemnify and hold harmless the present and former directors and officers of Patheon and its subsidiaries in respect of acts or omissions occurring at or prior to the Offer Closing to the fullest extent permitted by applicable law.

        Thermo Fisher has agreed to obtain, or cause to be obtained, effective as of the Offer Closing, a "tail" insurance policy with a claims period of six years following the Offer Closing for directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions of Patheon's directors and officers occurring at or prior to the Offer Closing, covering each person covered by the D&O Insurance at the time of execution of the Purchase Agreement, on terms no less favorable to those of the D&O Insurance in effect on the date of the Purchase Agreement. If the total cost for such policies exceeds 300% of the annual premiums paid by Patheon as of the date of the Purchase Agreement for such policies, then Thermo Fisher will only be required to provide such maximum coverage as will then be available for a total cost of 300% of such annual premium.

        Employee Matters.    For a period beginning on the date of the Offer Closing and ending on the first anniversary of such date, each employee of Patheon or its subsidiaries who remains employed by Thermo Fisher, Purchaser or any of their affiliates (each, a "Continuing Employee") will receive from

Thermo Fisher or Purchaser (or their applicable affiliate) at least the same base salary and the same target annual bonus opportunity that was provided to such Continuing Employee immediately prior to the Offer Closing, long-term incentive opportunities that are substantially as favorable in the aggregate as the long-term incentive opportunities provided to similarly situated employees of Thermo Fisher, Purchaser or their affiliates and other compensation and employee benefits (excluding base salary, target annual bonus opportunity, long-term incentive opportunities and severance) that are substantially as favorable in the aggregate as the compensation and benefits provided to similarly situated employees of Thermo Fisher, Purchaser or their affiliates.

        Any Continuing Employee who incurs a termination of employment during the period beginning on the date of the Offer Closing and ending on the first anniversary of such date will be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from Patheon and its affiliates under Patheon's written severance plans and policies as in effect immediately prior to the Offer Closing and made available to Thermo Fisher and Purchaser. Purchaser and Thermo Fisher will cause Patheon and its subsidiaries to honor the terms of all labor agreements to which Patheon or its subsidiaries are bound.

        Each Continuing Employee will be credited with his or her years of service for purposes of eligibility, vesting and determination of level of benefits under the employee benefit plans of Thermo Fisher, Purchaser or their applicable affiliates (excluding any defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Thermo Fisher and its affiliates do not receive any service credit) that such Continuing Employees may be eligible to participate in after the Offer Closing, to the same extent as such service was credited for purposes of any comparable Patheon benefit plan in which the Continuing Employees participated or were eligible to participate immediately prior to the date of the Offer Closing, to the extent that there is no duplication of benefits. In addition, Thermo Fisher and Purchaser will use commercially reasonable efforts to waive all limitations as to any preexisting condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Offer Closing and credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a benefit plan of Patheon during the plan year that includes the Offer Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Thermo Fisher, Purchaser or any of their affiliates.

        Regulatory Approvals; Efforts.    Patheon, Thermo Fisher, and Purchaser have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Purchase Agreement, including (a) promptly obtaining all authorizations, consents, orders, and approvals from any governmental authority or other entity that may be, or become, necessary for the performance of their respective obligations under the Purchase agreement and to consummate the transactions contemplated by the Purchase Agreement, (b) taking all actions that may be requested by any such governmental authority to obtain such authorizations, consents, orders, and approvals, and (c) avoiding entry of any legal orders, or dissolution of any such legal orders, that would have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Purchase Agreement. These efforts include, but are not limited to, (i) filing a Premerger Notification and Report Form pursuant to the HSR Act within 10 business days of the date of the Purchase Agreement, (ii) promptly making all other required filings with respect the EU Merger Regulation, other required antitrust approvals and any other applicable antitrust laws, and (iii) responding as promptly as practicable to any inquiries or requests received from the United States Federal Trade Commission, the United States Department of Justice or any other governmental authority in connection with antitrust or related matters.

        Patheon, Thermo Fisher, and Purchaser will consult and cooperate with one another and consider in good faith the views of one another in connection with any proceedings relating to antitrust laws, and each will provide to the other, in advance, any material written analyses, presentations, memoranda, briefs, and proposals made or submitted to any governmental authority in connection with such proceedings. Either party may limit the disclosure of commercially sensitive portions of such materials to the outside counsel and consultants of the other parties.

        Patheon, Thermo Fisher, and Purchaser will give each other prompt notice of any pending or threatened request, inquiry, or other action brought by a governmental authority, or brought by a third party before a governmental authority, in respect of the transactions contemplated by the Purchase Agreement under any antitrust laws (an "Antitrust Investigation"). To the extent permitted by applicable law and other applicable limitations (including the preservation of attorney-client privilege), each party will use its reasonable best efforts to keep the other parties informed of the status of any Antitrust Investigation, promptly inform each other of any communications (other than non-material communications) to or from the United States Federal Trade Commission, the United States Department of Justice or any other governmental authority, in connection with such Antitrust Investigation, give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any governmental authority in connection with any such Antitrust Investigation, and consult with each other in advance and consider in good faith each other's views in connection with (including by providing the other party reasonable opportunity to comment on) any material analysis, memorandum, or other presentation made or submitted to any such governmental authority.

        Patheon, Thermo Fisher, and Purchaser will promptly furnish to each other all information required or requested to be included in any application, filing or submission made pursuant to the rules and regulations of any governmental authority in connection with the applications or filings to be made under applicable antitrust laws. Each party will have the right to review in advance and, to the extent practicable, to be consulted on all information relating to it or its affiliates that might appear in any such applications, filings or submissions, and its comments will be considered in good faith by the other party. In the case of commercially sensitive information of a providing party contained in such applications or filings, or information the provision of which would infringe antitrust laws, disclosure may be limited to other party's outside legal counsel, and such outside legal counsel will not disclose such information to the other parties and will enter into a customary joint defense agreement, if requested.

        In the event that any legal action is commenced challenging the transactions contemplated by the Purchase Agreement as violating any antitrust law, each party shall cooperate with each other party and use its respective reasonable best efforts to contest and resist any such action and to have vacated, lifted, reversed, or overturned any order resulting from such action, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by the Purchase Agreement, provided, however, that these obligations shall expire as of the End Date.

        Thermo Fisher will have principal responsibility for determining the timing and sequence of seeking the required authorizations, consents, orders and approvals under applicable antitrust laws and other laws and from any governmental authorities and strategy with respect to obtaining such authorizations, consents, orders and approvals.

        Thermo Fisher will, and will cause its subsidiaries to, use reasonable best efforts to, promptly take all actions that are necessary to (a) secure the approvals, expiration or termination of any waiting periods under the HSR Act, EU Merger Regulation or other required antitrust approvals applicable to the consummation of the transactions contemplated by the Purchase Agreement and (b) resolve any objections to such transactions from any governmental authority, in each case to the extent necessary in order to prevent the imposition of any legal restraint that would prevent, restrict, or delay the consummation of such transactions. However, notwithstanding the foregoing, Thermo Fisher and its subsidiaries are not required to, and Patheon and its subsidiaries agree not to (other than at the written request of Thermo Fisher, in which case Patheon and its subsidiaries will, provided the effectiveness of any such action is conditioned on the Offer Closing) (i) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of, or otherwise encumber before or after the Acceptance Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Thermo Fisher, Patheon or any of their respective subsidiaries (or consent to any such transaction), (ii) agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Thermo Fisher's, Patheon's or any of their respective subsidiaries' ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses, or interests therein or Thermo Fisher's or Purchaser's ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to the capital stock of Patheon or (iii) agree to other structural, behavioral, or conduct relief with respect to the behavior of Thermo Fisher, Purchaser or Patheon and any of their subsidiaries, unless such remedy actions do not, individually or in the aggregate, have a material impact on the benefits that Thermo Fisher reasonably expects to derive from the transactions contemplated by the Purchase Agreement.

        Litigation.    Except as otherwise set forth in the Purchase Agreement with regards to regulatory approvals, Patheon will control any action brought against Patheon or any of its subsidiaries or their directors or officers relating in any way to the Purchase Agreement or the transactions contemplated thereby; provided that Patheon will give Thermo Fisher and Purchaser the right to (a) review and comment in advance on all filings or responses to be made by Patheon in connection with any such litigation (and any amendments thereto) and Patheon will consider in good faith any comments proposed by Thermo Fisher or Purchaser, (b) fully participate in (at Thermo Fisher's or Purchaser's sole expense), but not control, the defense of any such litigation, (c) consult on any settlement with respect to such litigation, and (d) fully participate in any negotiations or mediation with respect to any settlement with respect to such litigation, and no such settlement will be agreed to without Thermo Fisher's and Purchaser's prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). Patheon will promptly notify Thermo Fisher and Purchaser of any such litigation related to the Purchase Agreement or the transactions contemplated thereby brought, or threatened, against Patheon, members of the Patheon Board or any subsidiary of Patheon and will keep Thermo Fisher and Purchaser informed on a current basis with respect to the status thereof.

        Financing Cooperation.    Patheon has agreed to, and to cause its subsidiaries to, reasonably cooperate in connection with the arrangement of financing for the transactions contemplated by the Purchase Agreement as may be reasonably requested by Thermo Fisher, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Patheon or its subsidiaries.

        Each of Thermo Fisher and Purchaser have agreed to use reasonable best efforts to obtain financing in an amount sufficient, together with any other sources available to Thermo Fisher and Purchaser, to provide Purchaser funds sufficient to consummate the transactions contemplated by the Purchase Agreement and to pay the related fees and expenses on the Offer Closing. The obtaining of any financing is not a condition to the Offer Closing. If financing has not been obtained, Thermo Fisher and Purchaser will continue to be obligated, prior to any valid termination of the Purchase Agreement, and subject to the fulfillment or waiver of the conditions of the Offer, to complete the Offer and consummate the transactions contemplated by the Purchase Agreement.

        Other Covenants.    The Purchase Agreement contains other customary covenants and agreements, including, but not limited to, covenants related to cooperation in the preparation of certain public filings and required documentation, public announcements, access to information, notices of certain events, and further assurances.

        Termination of the Purchase Agreement.    The Purchase Agreement may be terminated and the transactions contemplated by the Purchase Agreement may be abandoned at any time prior to the Acceptance Time:

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  by mutual written consent of Patheon and Thermo Fisher;

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  by either Patheon or Thermo Fisher, if:

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  the Acceptance Time has not occurred on or before the End Date (an "End Date Termination"), provided that the End Date Termination will not be available to any party that is in breach of, or has breached, the Purchase Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

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  the Legal Restraints Condition is not satisfied and the applicable law or order has become final, permanent and non-appealable (a "Restraints Termination"), provided that the party seeking to exercise the Restraints Termination must have complied in all material respects with its obligations described under "Regulatory Approvals; Efforts" above; or

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  the Offer has expired in accordance with its terms, without all of the conditions to the Offer having been satisfied and has not been extended by Purchaser (a "Condition Failure Termination"), provided that the Condition Failure Termination will not be available to any party whose breach of the Purchase Agreement proximately caused the Offer having expired without all of the conditions to the Offer having been satisfied, and will not be available to Thermo Fisher if Purchaser has not extended the Offer in circumstances where Purchaser was required to extend the Offer under the Purchase Agreement;

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  by Thermo Fisher:

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  if Patheon breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure, individually or in the aggregate, would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of (a) the second business day prior to the End Date or (b) 30 days after receipt by Patheon of written notice of such breach or failure (a "Patheon Breach Termination"), provided that a Patheon Breach Termination will not be available if Thermo Fisher is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement;

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  following an Adverse Recommendation Change; or

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  if the Subsequent EGM has been held and been concluded and the (i) Governance Resolutions have not been adopted or (ii) the Asset Sale Resolutions have not been adopted (unless, in the case of clause (ii), at the time of such proposed termination, the Compulsory Acquisition Threshold has been achieved) (an "EGM Termination");

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  by Patheon:

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  in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of the non-solicitation provisions of the Purchase Agreement; provided, that (i) concurrently with such termination, Patheon pays the Termination Compensation (as defined below) and (ii) Patheon has not breached any of its material obligations under the non-solicitation provisions of the Purchase Agreement (where such breach proximately caused such Superior Proposal being received by Patheon) (a "Superior Proposal Termination"); or

    •
    if Thermo Fisher or Purchaser breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of the second business day prior to the End Date or 30 days after receipt by Thermo Fisher of written notice of such breach or failure (a "Purchaser Breach Termination"), provided that a Purchaser Breach Termination will not be available if Patheon is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement.

        Effect of Termination.    If the Purchase Agreement is validly terminated in accordance with its terms, notice of such termination will be given to the non-terminating party or parties specifying the provision of the Purchase Agreement pursuant to which such termination is made and the Purchase Agreement will immediately become void and of no effect, without any liability on the part of any party to the Purchase Agreement (or its directors, officers, employees, shareholders, representatives, agents or advisors), provided that the existing confidentiality agreement between Thermo Fisher and Patheon and certain provisions of the Purchase Agreement, including provisions restricting public disclosure of the transactions contemplated by the Purchase Agreement and governing termination of the Purchase Agreement (and certain other miscellaneous provisions) will survive termination of the agreement, and the Tender and Support Agreements (as defined below) will survive the valid termination of the Purchase Agreement pursuant to Patheon's right to terminate the Purchase Agreement to enter into a definitive agreement with respect to a Superior Proposal. In no event will any party to the Purchase Agreement be relieved of any liability for damages resulting from such party's fraud, solely as it relates to the representations, warranties or covenants made in the Purchase Agreement, or willful breach of the Purchase Agreement prior to its termination.

        In the event that the Purchase Agreement is terminated by Patheon in order to enter into a definitive agreement with respect to a Superior Proposal, Thermo Fisher, if it so elects during a 30-day period following such termination, has the right to purchase all of the Shares subject to each of the Tender and Support Agreements (as defined below) directly from the Majority Shareholders.

        Termination Payments.    Patheon has agreed to pay Thermo Fisher an amount equal to $203 million (the "Termination Compensation") if:

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  Patheon terminates the Purchase Agreement pursuant to a Superior Proposal Termination;

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  Thermo Fisher terminates the Purchase Agreement due to an Adverse Recommendation Change; or

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  (A) an Alternative Acquisition Proposal has been publicly made or otherwise becomes generally known to the public prior to the Acceptance Time, (B) the Purchase Agreement is thereafter validly terminated by (1) Patheon or Thermo Fisher pursuant to an End Date Termination, (2) by Patheon or Thermo Fisher pursuant to a Condition Failure Termination and the Minimum Condition has not been satisfied as of the Expiration Time (provided that the Antitrust Clearance Condition and the Legal Restraints Condition have been satisfied as of such date) or (3) by Thermo Fisher pursuant to a Patheon Breach Termination or an EGM Termination and (C) prior to the date that is 12 months following the date of such termination, Patheon enters into a definitive agreement with any third party with respect to, or consummates, any transaction referenced in the definition of Alternative Acquisition Proposal (provided that any references in such definition to 20% will be deemed to be references to 50% for purposes of this clause (C)) whether or not such third party is the same party whose Alternative Acquisition Proposal has been made or otherwise become generally known.

        Governing Law, Exclusive Forum.    The Purchase Agreement, and any action arising out of or relating to the Purchase Agreement or the transactions contemplated thereby, will be governed by and construed in accordance with Delaware law, without regard to choice or conflict of law principles, except that any matters concerning or implicating the Patheon Board's fiduciary duties will be governed by and construed in accordance with the applicable fiduciary duty laws of The Netherlands. Each of Thermo Fisher, Purchaser and Patheon (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then of the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then of any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the "Chosen Courts"), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any actions arising in connection with or relating to the Purchase Agreement or the transactions contemplated thereby will be brought, tried, and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum, and (e) agrees that it will not bring any action relating to the Purchase Agreement or the transactions contemplated thereby in any court other than the Chosen Courts.

        Specific Performance.    The parties to the Purchase Agreement have agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of the Purchase Agreement and that the parties to the Purchase Agreement will be entitled to injunctive relief, specific performance or other equitable relief to prevent breaches or threatened breaches of the Purchase Agreement or to enforce specifically the terms and provisions of the Purchase Agreement, in addition to any other remedy to which they are entitled under the Purchase Agreement.

        Conditions to the Offer.    The conditions to the Offer are described in Section 15—"Certain Conditions of the Offer."

Tender and Support Agreements

        The following summary description of the Tender and Support Agreements (as defined below) and all other provisions of the Tender and Support Agreements discussed herein are qualified by reference to such Form of Tender and Support Agreement, which has been filed as Exhibit (d)(3) to the Schedule TO filed with the SEC in connection with the Offer and is incorporated herein by reference. The Form of Tender and Support Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Thermo Fisher and Purchaser." Shareholders and other interested parties should read the Tender and Support Agreements for a more complete description of the provisions summarized below.

        Concurrently with the execution of the Purchase Agreement, in order to induce Thermo Fisher and Purchaser to enter into the Purchase Agreement, the Majority Shareholders entered into separate tender and support agreements with Thermo Fisher and Purchaser (collectively, the "Tender and Support Agreements"). Shares owned by the Majority Shareholders and subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Majority Shareholders have agreed, among other things, to tender their respective Shares in the Offer and to vote in favor of all resolutions proposed for adoption by Patheon shareholders at the EGM. The Majority Shareholders have also agreed (a) not to tender their Shares or vote in favor of an Alternative Acquisition Proposal and (b) not to solicit competing proposals or transfer any of their Shares without the prior written consent of Thermo Fisher (subject to certain permitted exceptions). Purchaser will be permitted to reduce the Threshold Percentage to 75% for purposes of the Minimum Condition if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and

Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement. If Purchaser reduces the Threshold Percentage to 75% for purposes of the Minimum Condition, the tendering of the Shares subject to the Tender and Support Agreements will be sufficient to satisfy the Minimum Condition and allow Purchaser to consummate only the Offer.

        Additionally, the Majority Shareholders have agreed that, in the event the Purchase Agreement is terminated by Patheon pursuant to the Superior Proposal Termination, Thermo Fisher will have the right (but not the obligation) to purchase all (but not less than all) of the shares covered by each of the Tender and Support Agreements for the Offer Consideration per Share, if Thermo Fisher makes an irrevocable written election to purchase all such shares within 30 days following such termination of the Purchase Agreement. If Thermo Fisher makes such a timely election under the Tender and Support Agreements, certain provisions of the Tender and Support Agreements, including the transfer restrictions, the prohibitions on the Majority Shareholders tendering their Shares or voting in favor of Alternative Acquisition Proposals or soliciting competing proposals and voting requirements will continue in full force and effect notwithstanding the termination of the Purchase Agreement.

12.   Purpose of the Offer; Plans for Patheon.

        Purpose of the Offer.    The purpose of the Offer is for Purchaser to acquire all of Patheon's outstanding equity interests so that Purchaser will own and control all of Patheon's business, operations and assets. The purpose of the Post-Offer Reorganization is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer and the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) or to otherwise acquire or increase control over Patheon's business, operations and assets. If the Offer Closing occurs, Thermo Fisher or Purchaser may elect to consummate a Post-Offer Reorganization as described below.

        Following the Acceptance Time, Purchaser will (and Thermo Fisher will cause Purchaser to) provide for the Subsequent Offering Period of at least 10 business days in accordance with Rule 14d-11 promulgated under the Exchange Act and in accordance with the Purchase Agreement. In the event that prior to the expiration of the Subsequent Offering Period, Purchaser or one of its affiliates publicly indicates its intention to, subject to the terms of the Purchase Agreement, effectuate the Asset Sale, Purchaser will (and Thermo Fisher will cause Purchaser to) extend the Subsequent Offering Period for the Minority Exit Offering Period of at least five business days to permit any remaining minority Patheon shareholders to tender their shares in exchange for the Offer Consideration. The purpose of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) is to offer to acquire outstanding Shares that were not tendered pursuant to the Offer.

        If the Offer is consummated, Purchaser expects that the current directors of the Patheon Board will resign, other than two non-executive directors selected by Purchaser and Patheon by mutual written agreement who are independent from Thermo Fisher, Purchaser and the Majority Shareholders and who qualify as independent under the Dutch Corporate Governance Code 2008 (unless the current non-executive directors do not agree to serve on the Patheon Board after the Offer Closing, in which case Purchaser shall designate replacement directors who shall at all times be independent from Thermo Fisher, Purchaser and the Majority Shareholders and who qualify as independent under the Dutch Corporate Governance Code 2008), who Purchaser expects will remain on the Patheon Board until the earliest of (a) such time after the Acceptance Time as Purchaser and its affiliates, in the aggregate, own 100% of the issued and outstanding Shares and (b) the Second Step Distribution having been made and the Liquidation having been completed.

        After the Offer Closing, Purchaser intends to cause Patheon to terminate the listing of the Shares on the NYSE (the "Delisting"). As a result, we anticipate that there will not be an active trading market for the Shares. In addition, after the Offer Closing, Purchaser intends to cause Patheon to terminate the registration of the Shares under the Exchange Act as promptly as practicable and take steps to cause the suspension of the reporting obligations with respect to the Shares with the SEC.

        In addition, after amendment of Patheon's articles of association effective as of the Delisting, pursuant to the Governance Resolutions proposed to be approved at the EGM, record ownership of Shares can only be transferred pursuant to a notarial deed executed before a Dutch notary, which will require compliance with various administrative formalities under Dutch law and will require shareholders to incur costs for Dutch notarial fees when they transfer Shares. Furthermore, after such amendment of Patheon's articles of association, transfer of record ownership of Shares would require the prior approval of the Patheon Board which will inter alia be deemed granted if a decision in which the approval is denied does not contain the name(s) of potential acquirer(s) of the relevant shares for payment in cash at a price to be mutually agreed between the potential acquirer(s) and the relevant shareholder or by one or more independent expert(s).

        If you sell your Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), you will cease to have any equity interest in Patheon or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Compulsory Acquisition is consummated, you also will no longer have an equity interest in Patheon. Similarly, after selling your Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or after consummation of the Compulsory Acquisition, you will not bear the risk of any decrease in the value of Patheon.

        Post-Offer Reorganization.    As promptly as practicable following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or Purchaser may, but is not required to, effectuate or cause to be effectuated a Post-Offer Reorganization. The Post-Offer Reorganization will utilize processes available to Purchaser under Dutch law aimed at strengthening Thermo Fisher's direct or indirect control over Patheon or its assets and business operations. More specifically, the Asset Sale and Liquidation and the Compulsory Acquisition would ensure that Purchaser or one of its affiliates becomes the owner of all or substantially all of Patheon's business operations from and after the consummation of such Post-Offer Reorganization. In the event that the Asset Sale and Liquidation is implemented, any Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period)) will be offered or will receive cash in an amount equal to the Offer Consideration, without interest and less applicable withholding taxes. In the event that the Compulsory Acquisition is implemented, then the Dutch Court will determine—in its sole discretion—the price to be paid for the Shares, which price may be greater than, equal to or less than the Offer Consideration. Such price may potentially be increased by the Dutch Statutory Interest. In the event the Asset Sale and Liquidation or the Compulsory Acquisition are consummated, Patheon will either be liquidated or become wholly owned by Purchaser.

        Purchaser and Thermo Fisher may, but are not required to, effectuate or cause to be effectuated the Post-Offer Reorganization by one or more of a variety of actions, potentially including (a) subject to the approval of the Asset Sale Resolutions by Patheon shareholders at the EGM and achievement of the Asset Sale Threshold but not the Compulsory Acquisition Threshold, the Asset Sale and, as soon as practicable following the consummation of the Asset Sale, the Liquidation and Second Step Distribution or (b) if permissible under applicable law and if the Compulsory Acquisition Threshold has been achieved, the Compulsory Acquisition.

        The applicable withholding taxes or other taxes, if any, imposed on non-tendering Patheon shareholders in respect of the Second Step Distribution or another Post-Offer Reorganization may be different from, and greater than, the taxes imposed upon such Patheon shareholders had they tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition.

        Asset Sale, Liquidation and Second Step Distribution.    If Patheon shareholders have adopted the Asset Sale Resolutions, and if Purchaser or Thermo Fisher elects—after the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period)—to proceed with the Asset Sale followed by the Liquidation and the Second Step Distribution, and if the number of Shares validly tendered pursuant to the Offer and not properly withdrawn (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), together with the Shares owned by Thermo Fisher or its affiliates, represents at least 80%, but less than 95%, of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal), then the cash purchase price in the Asset Sale would be an aggregate amount equal to the Offer Consideration multiplied by the total number of Shares held by non-tendering Patheon shareholders immediately prior to the completion of the Asset Sale. Upon consummation of the Asset Sale, (a) Patheon will hold only the cash received in the Asset Sale and certain other immaterial assets and liabilities; (b) Purchaser (or an affiliate of Purchaser) would (i) own all of Patheon's business operations and (ii) be the principal shareholder in Patheon; and (c) the non-tendering Patheon shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. As soon as practicable following consummation of the Asset Sale, Patheon's liquidator would then complete the Liquidation in accordance with applicable Dutch procedures, with Purchaser (or an affiliate of Purchaser) providing certain funds and indemnities to enable Patheon's liquidator to make the Second Step Distribution, whereby the initial advance liquidation distribution is expected to result in payment, through a settlement agent, to each non-tendering Patheon shareholder of an amount in cash equal to the Offer Consideration, without interest and less applicable withholding taxes, for each Share then owned by such non-tendering Patheon shareholder.

        Subject to adoption of the Asset Sale Resolutions, a foundation (stichting) to be incorporated under Dutch law (the "Foundation") will be appointed as the liquidator in respect of the Liquidation once Patheon's dissolution has become effective and the Foundation will carry out the liquidation of Patheon's assets and business. The board of directors of the liquidator will initially consist of Patheon, and Purchaser and Patheon will use their respective reasonable best efforts to (a) procure that the board of directors of the Foundation will, as soon as practicable after the EGM but in any case prior to the contemplated Second Step Distribution, consist of one or more professional liquidator(s) or similar service provider(s) (natural person(s) or a professional liquidator service provider) and (b) reach agreement with such service provider as soon as practicable after the date of the Purchase Agreement.

        The Second Step Distribution will result in all non-tendering Patheon shareholders receiving, for each Share then held, cash in an amount equal to the Offer Consideration, in each case, without interest and less applicable withholding taxes. No compensation will be paid to non-tendering Patheon shareholders for any administrative costs charged by banks in relation to the transfer of the Second Step Distribution to their bank account or otherwise.

        Compulsory Acquisition.    If the number of Shares owned by Thermo Fisher or its affiliates represents less than 100% but at least 95% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal), and Purchaser or Thermo Fisher elects to have Purchaser commence the Compulsory Acquisition, Purchaser would then complete the Post-Offer Reorganization by commencing a statutory proceeding before the Dutch Court for the compulsory acquisition of Shares held by non-tendering Patheon shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code (Burgerlijk Wetboek). The Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Consideration (with such price potentially being increased by the Dutch Statutory Interest). Any dividend or other distribution made by Patheon to Patheon shareholders as of the reference date (peildatum) for determining the per Share price will be credited against the amount to be paid by Purchaser to the non-tendering Patheon shareholders.

The Dutch Court may appoint one or three experts to provide a valuation of the Shares that were not tendered pursuant to the Offer. Upon execution (tenuitvoerlegging) of the Dutch Court's ruling in the Compulsory Acquisition, each non-tendering Patheon shareholder will receive the per Share price determined by the Dutch Court and Purchaser will become the sole shareholder of Patheon.

        Alternative Post-Offer Reorganization Measures.    Purchaser and Thermo Fisher are not required under the Purchase Agreement to effectuate the Asset Sale or the Compulsory Acquisition, and may effect the Offer Closing without effectuating the Asset Sale or the Compulsory Acquisition, including in the event that neither the Compulsory Acquisition Threshold nor the Asset Sale Threshold is achieved in the Offer but Purchaser elects to reduce the Threshold Percentage for purposes of the Minimum Condition to 75% and thereafter effects the Offer Closing in accordance with the Purchase Agreement. Purchaser will be permitted to reduce the Threshold Percentage to 75% solely for purposes of the Minimum Condition if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement. In any such case in which Purchaser and Thermo Fisher do not effectuate the Asset Sale or the Compulsory Acquisition, Purchaser or Thermo Fisher may, following the Offer Closing, determine to effectuate a Post-Offer Reorganization by means of an alternative manner distinct from the forms of Post-Offer Reorganizations set forth in the Purchase Agreement (each, an "Alternative Post-Offer Restructuring"), including:

  •
  an election by Patheon pursuant to U.S. Treasury Regulations Section 301.7701-3 to be classified as a partnership or as a disregarded entity for U.S. federal tax purposes;

  •
  a subsequent public offer for any Shares held by the minority shareholders of Patheon;

  •
  a statutory legal merger (juridische fusie) between Patheon (as the disappearing company) and Purchaser or another affiliate of Thermo Fisher (as the acquiring company), pursuant to which merger the shareholders of Patheon may receive shares of the acquiring company ("Purchaser Shares"), cash or receivables (or a mix of any of the foregoing), upon which merger the holders of the Purchaser Shares may be granted the right to exchange Purchaser Shares with Thermo Fisher or one of its affiliates, for securities of Thermo Fisher at any time before a date to be set by Thermo Fisher or Purchaser, after which date the Purchaser Shares may be redeemed;

  •
  a statutory (cross-border or domestic) legal (bilateral or triangular) merger (juridische (driehoeks-) fusie) between Patheon, Purchaser or any affiliate of Thermo Fisher;

  •
  a statutory legal (bilateral or triangular) demerger (juridische (driehoeks-) splitsing) of Patheon;

  •
  a conversion of Patheon into a European public company (societas Europaea or SE), which conversion into an SE could be followed by a cross-border transfer of the SE's registered office;

  •
  a contribution of cash and/or assets by Purchaser, Thermo Fisher or by any affiliate of Thermo Fisher in exchange for Shares, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of the minority shareholders of Patheon could be excluded;

  •
  a sale and transfer of assets and liabilities (a) by Patheon or a subsidiary of Patheon to Purchaser, Thermo Fisher or an affiliate of Thermo Fisher, or (b) by Purchaser, Thermo Fisher or any affiliate of Thermo Fisher to Patheon or any subsidiary of Patheon;

  •
  any transactions between Patheon and Thermo Fisher or Purchaser or their respective affiliates, potentially at terms that are not at arm's length;

  •
  any transaction, including a sale and/or transfer of any material asset, between Patheon and its affiliates or between Patheon and Thermo Fisher or Purchaser or their respective affiliates with the objective of utilizing any carry forward tax losses available to Patheon, Thermo Fisher, Purchaser or any of their respective affiliates;

  •
  a distribution of proceeds, cash and/or assets to the shareholders of Patheon or share buybacks;

  •
  a dissolution and/or liquidation of Patheon;

  •
  any transactions, restructurings, share issues, procedures and/or proceedings in relation to Patheon and/or one or more of its affiliates required to effect the aforementioned transactions; and

  •
  any combination of the foregoing.

        To the extent any such Alternative Post-Offer Restructuring requires the consent or cooperation of Patheon and constitutes an Independent Director Approval Transaction (as defined below), the affirmative vote of the Independent Directors will be required for approving such Alternative Post-Offer Restructuring (provided that the Purchase Agreement has not been terminated in accordance with its terms).

        It is possible that Purchaser may not be able to, or may elect not to, implement any proposed Post-Offer Reorganization promptly after the consummation of the Offer, that such Post-Offer Reorganization may be delayed or that such Post-Offer Reorganization may not be able to, or may not, take place at all. Any Post-Offer Reorganization could be the subject of litigation, and a court could delay the Post-Offer Reorganization or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Post-Offer Reorganization, the consideration that Patheon shareholders receive therefrom may be different than the consideration that they would have received had they tendered their Shares in the Offer or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition (and they may also be subject to additional taxes).

        Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) or any delay in making payment for Shares.

        The affirmative vote of the Independent Directors will be required for approving (a) any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the non-tendering Patheon shareholders, other than (i) pursuant to a rights issue by Patheon or any other share issue where the non-tendering Patheon shareholders have been offered an opportunity to subscribe pro rata to their then existing shareholding in Patheon (voorkeursrecht), (ii) the Asset Sale, the Liquidation, or the Second Step Distribution, or (iii) the Compulsory Acquisition and (b) any other form of unequal treatment that prejudices or would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the non-tendering Patheon shareholders, but in any event not including (i) the Asset Sale, the Liquidation, or the Second Step Distribution or (ii) the Compulsory Acquisition (each of (a) and (b), an "Independent Director Approval Transaction").

        Plans for Patheon.    It is expected that, initially following the Post-Offer Reorganization, the business and operations of Patheon will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Purchaser and its affiliates will continue to evaluate the business and operations of Patheon during the pendency of the Offer and after the consummation of the Post-Offer Reorganization and may make changes to their plans based on such evaluation, and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Purchaser and its affiliates intend to conduct a comprehensive review of Patheon's business, operations, capitalization and management with a view to optimizing the integration of Patheon and Thermo Fisher.

        To the best knowledge of Purchaser and Thermo Fisher, except for certain agreements described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Patheon, on the one hand, and Thermo Fisher, Purchaser or Patheon, on the other hand, existed as of the date of the Purchase Agreement, and the Offer is not conditioned upon any executive officer or director of Patheon entering into any such agreement, arrangement or understanding.

        It is possible that certain members of Patheon's current management team will enter into new employment arrangements with Patheon, Thermo Fisher or their affiliates after the completion of the Offer and the transactions contemplated by the Purchase Agreement. Such arrangements may include the right to purchase or participate in the equity of Thermo Fisher or its affiliates. There can be no assurance that any parties will reach an agreement on any terms, or at all.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Patheon shareholders and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Consideration.

        NYSE Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, the total number of Patheon shareholders is not at least 400. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these criteria, the listing of Shares on the NYSE would be discontinued and the market for the Shares will be adversely affected. Regardless of whether the Shares continue to meet the criteria for continued listing on the NYSE, after the Offer Closing, we intend to cause Patheon to terminate the listing of the Shares on the NYSE.

        In addition, after amendment of Patheon's articles of association effective as of the Delisting, pursuant to the Governance Resolutions proposed to be approved at the EGM, record ownership of Shares can only be transferred pursuant to a notarial deed executed before a Dutch notary, which will require compliance by the transferor and transferee of Shares with various administrative formalities under Dutch law and will also require shareholders to incur costs for Dutch notarial fees when they transfer Shares. Furthermore, after such amendment of Patheon's articles of association, transfer of record ownership of Shares would require the prior approval of the Patheon Board which will inter alia be deemed granted if a decision in which the approval is denied does not contain the name(s) of potential acquirer(s) of the relevant shares for payment in cash at a price to be mutually agreed between the potential acquirer(s) and the relevant shareholder or by one or more independent expert(s).

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and listing, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Patheon to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record, subject to fulfilling certain conditions. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Patheon to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Patheon. Furthermore, the ability of "affiliates" of Patheon and persons holding "restricted securities" of Patheon to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE as described above. We intend to, and will cause Patheon to, terminate the registration of the Shares under the Exchange Act as promptly as practicable after the Offer Closing and expect to take steps to cause the suspension of all of Patheon's reporting obligations with respect to the Shares under the Exchange Act. If registration of the Shares is not terminated prior to the commencement of the Post-Offer Reorganization, the registration of the Shares under the Exchange Act will be terminated during or following the consummation of Post-Offer Reorganization.

        Other measures.    Subject to the terms and conditions of the Purchase Agreement and this Offer to Purchase, Purchaser reserves the right to submit, or request Patheon to submit, proposals for a vote at a general meeting of shareholders of Patheon (including the EGM) in order to change the corporate structure and the capital structure of Patheon and/or achieve an optimal financial or other structuring, including amendments to Patheon's articles of association and changes in the accounting policies applied in Patheon and its subsidiaries, all in accordance with Dutch law and the articles of association of Patheon.

14.   Dividends and Distributions.

        The Purchase Agreement provides that, from the date thereof to the Offer Closing or the earlier termination of the Purchase Agreement, except with the prior written consent of Purchaser, neither Patheon nor any of its subsidiaries will declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof), with respect to any shares in their capital or other equity interests (other than distributions paid by a wholly owned Patheon subsidiary to Patheon or to another wholly owned Patheon subsidiary).

15.   Certain Conditions of the Offer.

        Notwithstanding any other term of the Offer or the Purchase Agreement, and in addition to (and not in limitation of) Thermo Fisher's and Purchaser's right and obligation to extend, terminate, amend and/or modify the Offer pursuant to the provisions of the Purchase Agreement, but subject to compliance with any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act relating to Purchaser's obligation to accept and pay for or return tendered shares of Patheon after the termination of the Offer, neither Thermo Fisher nor Purchaser will be required to accept for purchase or pay for any Shares unless each of the following conditions to the Offer has been satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) as of the Expiration Time in accordance with the Purchase Agreement:

  (a)
  the Minimum Condition;

  (b)
  the Antitrust Clearance Condition;

  (c)
  the Legal Restraints Condition;

  (d)
  the representations and warranties of Patheon (i) set forth in Section 3.11(a) of the Purchase Agreement are true in correct in all respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time, (ii) set forth in Section 3.05(a) of the Purchase Agreement are true and correct in all respects (except for de minimis inaccuracies) at and as of the Expiration Time with the same effect as though made at and as of the

    Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), (iii) set forth in Section 3.01, Section 3.02, Section 3.05(b), Section 3.05(c), Section 3.06, Section 3.22 and Section 3.23 of the Purchase Agreement are true and correct in all material respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), and (iv) set forth in the Purchase Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, of Patheon are true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  (e)
  Patheon has performed or complied with, in all material respects, each of the obligations, agreements and covenants it is required to comply with or perform under the Purchase Agreement at or prior to the Expiration Time;

  (f)
  the Material Adverse Effect Condition;

  (g)
  the directors who are being replaced have resigned from the Patheon Board in accordance with the Purchase Agreement;

  (h)
  the Governance Resolutions have been adopted at the EGM;

  (i)
  Patheon has delivered to Purchaser a certificate signed by an executive officer of Patheon dated as of the Expiration Time certifying that the conditions to the Offer specified in (d), (e), and (f) above have been satisfied; and

  (j)
  the Purchase Agreement has not been terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Purchaser and Thermo Fisher to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC. Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any condition to the Offer and to make any change in the terms of, or conditions to, the Offer. However, Purchaser will not, and Thermo Fisher will cause Purchaser not to (without the prior written consent of Patheon): (a) waive or change the Minimum Condition (except to the extent contemplated under the Purchase Agreement); (b) decrease the Offer Consideration; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement); or (f) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Patheon shareholders.

        The foregoing conditions are for the sole benefit of Thermo Fisher and Purchaser and may be asserted by Thermo Fisher or Purchaser regardless of the circumstances giving rise to any such condition or may be waived (subject to applicable law) by Thermo Fisher or Purchaser in its sole discretion, in each case subject to the terms of the Purchase Agreement. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on our examination of publicly available information filed by Patheon with the SEC and other information provided by Patheon, we are not aware of any governmental license or regulatory permit that appears to be material to Patheon's business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Patheon's business, any of which under certain conditions specified in the Purchase Agreement, could cause Purchaser to terminate (and Thermo Fisher to cause Purchaser to terminate) the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        Compliance with the HSR Act.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission of the United States (the "FTC"), certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Form") have been furnished to the FTC and the Antitrust Division of the Department of Justice of the United States (the "Antitrust Division") and certain waiting periods have been terminated or expired. These requirements of the HSR Act apply to the acquisition of Shares pursuant to the Offer and the Purchase Agreement.

        Under the HSR Act, our purchase of Shares pursuant to the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Purchaser, of its Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is extended by the FTC or the Antitrust Division. The required waiting period with respect to the Offer and the Purchase Agreement will expire at 11:59 p.m., New York City time, 15 calendar days after filing (unless the 15th day falls on a weekend or holiday, in which case the 15th day is extended to the next business day), unless Purchaser withdraws its Premerger Notification and Report Form before the expiration of the initial 15 calendar day waiting period and refiles it thereafter, and unless the FTC or the Antitrust Division extends the waiting period by issuing a request for additional information and documentary material (a "Second Request") prior to expiry of the initial waiting period. If within the initial waiting period, Purchaser withdraws and refiles its Premerger Notification and Report Form, the HSR Act waiting period will restart and will expire 15 calendar days following the re-filing of the Premerger Notification and Report Form unless the FTC or the Antitrust Division extends the waiting period by issuing a Second Request prior to expiry of the initial waiting period. If within the initial waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Purchase Agreement would be extended until 10 calendar days following the date of substantial compliance by Purchaser with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period following substantial compliance with the Second Request by Purchaser, the waiting period could be extended only by court order or with Purchaser's consent.

        The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of Purchaser's proposed acquisition of Patheon. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, Patheon, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Thermo Fisher believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser would not be obligated to consummate the Offer if such action results in the failure of a condition of the Offer. See Section 15—"Certain Conditions of the Offer."

        Foreign Competition Law Filings.    Patheon and Thermo Fisher and certain of their respective affiliates conduct business in several countries outside of the United States. Based on a review of the information currently available about the businesses in which Purchaser, Patheon and their respective affiliates are engaged, Purchaser and Patheon have determined that, at a minimum, filings with the European Commission, the Competition Bureau Canada and the Conselho Administrativo de Defesa Econômica, and the other waiting periods promulgated or the approvals required under the EU Merger Regulation, the competition laws of Canada and Brazil, in each case, to the extent applicable, shall have, respectively, expired or been received before the transactions contemplated by the Purchase Agreement may close. Descriptions of the filing process for each of these jurisdictions are provided in Item 8 of the Schedule 14D-9. In accordance with the terms of the Purchase Agreement, Patheon, Thermo Fisher and Purchaser have agreed to promptly (and consistent with market practice) make all such filings.

        Thermo Fisher and Purchaser are not currently aware of any other pre-closing antitrust or competition law filings required in connection with the transactions contemplated by the Purchase Agreement.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to certain Post-Offer Reorganizations or other business combinations following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 under the Exchange Act will not be applicable to such Post-Offer Reorganizations because Purchaser was not, at the time the Purchase Agreement was executed, and is not, an affiliate of Patheon (for purposes of the Exchange Act); and it is anticipated that any such Post-Offer Reorganization will be effected as soon as practicable after the consummation of the Offer (and within one year following the consummation of the Offer) and it is further anticipated that shareholders will receive the same price per Share as the Offer Consideration in such Post-Offer Reorganization (subject to the determination of the Dutch Court, if applicable).

17.   Appraisal Rights.

        Patheon shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer. However, in the event that after the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or its affiliates own less than 100% but at least 95% of Patheon's issued and outstanding capital (geplaatst en uitstaand kapitaal), Purchaser may elect to effectuate, or to cause its designee to effectuate, the Post-Offer Reorganization by means of the Compulsory Acquisition pursuant to which it will acquire all Shares held by non-tendering Patheon shareholders in accordance with Section 2:92a or Section 2:201a of the DCC. In the Compulsory Acquisition, the Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Consideration, with such price potentially being increased by the Dutch Statutory Interest. The non-tendering Patheon shareholders do not have the right to commence a Compulsory Acquisition proceeding to oblige Purchaser to buy their Shares.

18.   Fees and Expenses.

        Purchaser has retained D.F. King & Co., Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. As part of the services included in such retention, the Information Agent may contact Patheon shareholders by mail, telephone, telecopy, telegraph, personal interview, electronic mail, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies, and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Except as set forth above, neither Thermo Fisher nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) Patheon shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to Patheon shareholders in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Thermo Fisher or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary, or other person will be deemed to be the agent of Thermo Fisher, Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

        Thermo Fisher and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Certain Information Concerning Thermo Fisher and Purchaser."

        Patheon is required under the Purchase Agreement to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 concurrently with this Offer to Purchase, setting forth the recommendation of the Patheon Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Patheon is also required under the Purchase Agreement to file a preliminary proxy statement with the SEC in connection with the EGM, together with other appropriate materials for the EGM, within 15 business days from the date of the Purchase Agreement, and may file amendments and supplements thereto. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Patheon." INVESTORS AND SHAREHOLDERS OF PATHEON ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION. Patheon, its directors and executive officers and other members of its management and employees, as well as Thermo Fisher and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Patheon's shareholders in connection with the EGM. Information about Patheon's directors and executive officers and their ownership of Patheon ordinary shares is set forth in the proxy statement for Patheon's 2017 annual general meeting of shareholders, which was filed with the SEC on January 26, 2017. Information about Thermo Fisher's directors and executive officers is set forth in the proxy statement for Thermo Fisher's 2017 annual meeting of stockholders, which was filed with the SEC on April 4, 2017. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM, including the interests of Patheon's directors and executive officers in the transaction, which may be different than those of Patheon's shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

Thermo Fisher (CN) Luxembourg S.à r.l.

Thermo Fisher Scientific Inc.

May 31, 2017

SCHEDULE I

INFORMATION RELATING TO THERMO FISHER AND PURCHASER

        Thermo Fisher.    The following table sets forth the name, business address and telephone number, citizenship, present principal occupation, employment history, material occupations, positions, offices or employment for at least the past five years of each of the executive officers and directors of Thermo Fisher. The current business address of each person is 168 Third Avenue, Waltham, Massachusetts 02451, USA, and the current business telephone number is +1 (781) 622-1000. As used in this Schedule I, "Thermo Fisher" refers to Thermo Fisher Scientific Inc. and its direct and indirect subsidiaries.

Name	Citizenship	Present Principal Occupation or Employment
Marc N. Casper	United States	Mr. Casper, age 49, has been a director of Thermo Fisher since October 2009. He joined Thermo Fisher in November 2001 and has been its President and Chief Executive Officer since October 2009. He served as Thermo Fisher's Chief Operating Officer from May 2008 to October 2009 and was Executive Vice President from November 2006 to October 2009. Prior to being named Executive Vice President, he was Senior Vice President from December 2003 to November 2006. Prior to joining Thermo Fisher, Mr. Casper served as president, chief executive officer and a director of Kendro Laboratory Products. Mr. Casper is also a director of U.S. Bancorp. Within the last five years, Mr. Casper was a director of Zimmer Holdings, Inc.
Nelson J. Chai	United States
Mr. Chai, age 51, has been a director of Thermo Fisher since December 2010. In January 2017, he was appointed President and Chief Executive Officer of The Warranty Group, which delivers warranty solutions and related benefits to some of the world's leading manufacturers, distributors, and retailers, as well as specialty insurance products and services for financial institutions. He previously was President of CIT Group Inc., a bank holding company, from August 2011 to December 2015. He joined CIT Group in June 2010 as Executive Vice President, Chief Administrative Officer and head of strategy. Prior to CIT Group, he was President of Asia-Pacific for Bank of America Corporation beginning in December 2008, and Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., a financial services firm, from December 2007 to December 2008. Mr. Chai is currently a director of The Warranty Group.

Name	Citizenship	Present Principal Occupation or Employment
C. Martin Harris	United States	Dr. Harris, age 60, has been a director of Thermo Fisher since March 2012. In December 2016, he was appointed Associate Vice President of the Health Enterprise and Chief Business Officer at the Dell Medical School at The University of Texas at Austin. Dr. Harris previously served since 2009 as the Chief Strategy Officer of The Cleveland Clinic Foundation, a multi-specialty academic medical center, and from June 1996 to December 2016, he had been the Chief Information Officer and Chairman of the Information Technology Division of and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Dr. Harris is also a director of Invacare Corporation, HealthStream Inc. and Colgate-Palmolive Company.
Tyler Jacks	United States
Dr. Jacks, age 56, has been a director of Thermo Fisher since May 2009. He is the David H. Koch Professor of Biology at the Massachusetts Institute of Technology (MIT) and director of the David H. Koch Institute for Integrative Cancer Research. He joined the MIT faculty in 1992 and was director of its Center for Cancer Research from 2001 to 2008. Since 2002, Dr. Jacks has been an investigator with the Howard Hughes Medical Institute. Dr. Jacks is also a director of Amgen Inc.
Judy C. Lewent	United States
Ms. Lewent, age 68, has been a director of Thermo Fisher since May 2008. She was Chief Financial Officer of Merck & Co., Inc., a global pharmaceutical company, from 1990 until her retirement in 2007. She was also Executive Vice President of Merck from February 2001 through her retirement and had additional responsibilities as President of Human Health Asia from January 2003 until July 2005, when she assumed strategic planning responsibilities for Merck. Ms. Lewent is also a director of Motorola Solutions, Inc. and GlaxoSmithKline plc.
Thomas J. Lynch	United States
Mr. Lynch, age 62, has been a director of Thermo Fisher since May 2009. In March 2017, he was appointed Executive Chairman of the Board of Directors of TE Connectivity Ltd. (formerly Tyco Electronics Ltd.), a global provider of engineered electronic components, network solutions, undersea telecommunication systems and specialty products. He previously was Chairman and Chief Executive Officer of TE Connectivity Ltd. He joined Tyco International in 2004 as President of Tyco Engineered Products and Services and was appointed Chief Executive Officer in January 2006, when Tyco Electronics was formed and later became an independent, separately traded entity and was appointed Chairman in January 2013. Mr. Lynch is also a director of Cummins Inc.

Name	Citizenship	Present Principal Occupation or Employment
Jim P. Manzi	United States	Mr. Manzi, age 65, has been a director of Thermo Fisher since May 2000 and Chairman of the Board since May 2007. He was also Chairman of the Board from January 2004 to November 2006. He has been the Chairman of Stonegate Capital, a firm he formed to manage private equity investment activities in technology startup ventures, primarily related to the Internet, since 1995. From 1984 until 1995, he served as the Chairman, President and Chief Executive Officer of Lotus Development Corporation, a software manufacturer that was acquired by IBM Corporation in 1995.
William G. Parrett	United States
Mr. Parrett, age 71, has been a director of Thermo Fisher since June 2008. Until his retirement in November 2007, he served as Chief Executive Officer of Deloitte Touche Tohmatsu, a global accounting firm. Mr. Parrett joined Deloitte in 1967, and served in a series of roles of increasing responsibility. Mr. Parrett serves as a director of the Blackstone Group LP, Eastman Kodak Company and UBS AG, and is chairman of their Audit Committees. He also serves as a director of Conduent Inc. and, within the last five years, Mr. Parrett was a director of iGate Corporation.
Lars R. Sørensen	Denmark
Mr. Sørensen, age 62, has been a director of Thermo Fisher since May 2016 and previously served as a director of Thermo Fisher from July 2011 to July 2015. He was President and Chief Executive Officer of Novo Nordisk A/S, a global healthcare company with a leading position in diabetes care from November 2000 to January 2017. He held various senior management roles at Novo Nordisk after he joined the company in 1982. Mr. Sørensen also currently serves as a member of the supervisory board of Svenska Cellulosa Aktiebolaget A/B, Bertelsmann AG and Carlsberg A/S. Within the last five years, he was a director of Dong Energy A/S and Danmarks Nationalbank.
Scott M. Sperling	United States
Mr. Sperling, age 59, has been a director of Thermo Fisher since November 2006. Prior to the merger of Thermo Electron Corporation and Fisher Scientific International Inc., he was a director of Fisher Scientific from January 1998 to November 2006. He has been employed by Thomas H. Lee Partners, L.P., a leveraged buyout firm, and its predecessor, Thomas H. Lee Company, since 1994. Mr. Sperling currently serves as Co-President of Thomas H. Lee Partners, L.P. Mr. Sperling is also a director of iHeartMedia, Inc. and The Madison Square Garden Company.
Elaine S. Ullian	United States
Ms. Ullian, age 69, has been a director of Thermo Fisher since July 2001. She was the President and Chief Executive Officer of Boston Medical Center, a 550-bed academic medical center affiliated with Boston University, from July 1996 to her retirement in January 2010. Ms. Ullian is also a director of Vertex Pharmaceuticals, Inc. and Hologic Inc.

Name	Citizenship	Present Principal Occupation or Employment
Dion J. Weisler	Australia	Mr. Weisler, age 49, has been a director of Thermo Fisher since March 2017. He has been President and Chief Executive Officer of HP Inc., a business that includes personal computers, mobility devices, technical workstations, printers, graphics solutions, managed-print services and internet services, since November 2015, following the separation of Hewlett-Packard Company into two independent companies. He joined Hewlett-Packard Company in January 2012 as Senior Vice President, Printing and Personal Systems and was appointed Executive Vice President, Printing and Personal Systems in June 2013. Mr. Weisler is also a director of HP Inc.
Stephen Williamson	United States
Mr. Williamson, age 50, was appointed Senior Vice President and Chief Financial Officer of Thermo Fisher in August 2015. He was Vice President of Financial Operations of Thermo Fisher from May 2008 to August 2015.
Mark P. Stevenson	United States United Kingdom
Mr. Stevenson, age 54, was appointed Executive Vice President and President, Life Sciences Solutions of Thermo Fisher in February 2014. Prior to the acquisition of Life Technologies Corporation ("Life Technologies"), Mr. Stevenson was President and Chief Operating Officer of Life Technologies from November 2008 to February 2014 and previously President and Chief Operating Officer of Applied Biosystems, Life Technologies' predecessor entity, from December 2007 to November 2008.
Thomas W. Loewald	United States
Mr. Loewald, age 54, was appointed Chief Commercial Officer of Thermo Fisher in January 2016 and Senior Vice President of Thermo Fisher in January 2012. He was President, Analytical Instruments from January 2014 to January 2016 and President, Laboratory Products from January 2012 to January 2014. He was President of the Laboratory Equipment business from August 2008 to December 2011 and was President of the Environmental Instruments business from October 2006 until August 2008.
Greg Herrema	United States
Mr. Herrema, age 51, joined Thermo Fisher in January 2002 as President, Environmental Instruments. He was named President of the Scientific Instruments business, in May 2006 and became Senior Vice President and President of the Analytical Instruments business two years later. In 2012, Mr. Herrema was named President, Biosciences, and in January 2014, he became Senior Vice President and President of Thermo Fisher's Customer Channels business.
Patrick M. Durbin	United States
Mr. Durbin, age 50, was appointed Senior Vice President of Thermo Fisher and President, Specialty Diagnostics in October 2015. He was President of Thermo Fisher's BioPharma Services business from January 2010 to October 2015.

Name	Citizenship	Present Principal Occupation or Employment
Seth H. Hoogasian	United States	Mr. Hoogasian, age 63, was appointed Senior Vice President of Thermo Fisher in November 2006 and General Counsel in 1992. He was Secretary from 2001 to 2017 and Vice President from 1996 to November 2006.
Daniel P. Shine	United States
Mr. Shine, age 48, was appointed Senior Vice President of Thermo Fisher and President, Analytical Instruments in January 2016. He was President of the Chromatography and Mass Spectrometry business from November 2012 to January 2016. He was President of the Chemical Analysis business from July 2011 to November 2012 and President of the Process Instruments business from April 2007 to July 2011.
Peter E. Hornstra	United States	Mr. Hornstra, age 57, was appointed Vice President of Thermo Fisher in February 2007 and Chief Accounting Officer in January 2001. He was Corporate Controller from January 1996 to February 2007.

        Purchaser.    The following table sets forth the name, business address and telephone number, citizenship, present principal occupation, employment and academic history, material occupations, positions, offices or employment for at least the past five years of each of the managers of Purchaser.

Name	Citizenship	Business Address & Business Telephone	Present Principal Occupation or Employment
Pierre Metzler	Luxembourg	69, Boulevard de la Pétrusse, L-2320 Luxembourg	Pierre Metzler, age 47, is Senior Partner at Wildgen S.A, a Luxembourg law firm, where he has practiced since 1994. Mr. Metzler is also an active member of several associations, including
		+352 40 49 60 1	the International Bar Association, British Chamber of Commerce for Luxembourg, and Luxembourg Private Equity and Venture Capital Association.
Aidan Foley	Ireland	8-10, Avenue de la Gare, L-1610 Luxembourg	Aidan Foley, age 40, has been a director of Centralis Group S.A. since 2011. He has over 15 years' experience in providing corporate services to multi-national corporations, private
		+352 26 18 61	equity houses and private individuals in Luxembourg, Ireland and Hungary. Mr. Foley also sits on the boards of a number of financing vehicles.
Petrus van der Zande	The Netherlands	8-10, Avenue de la Gare, L-1610 Luxembourg	Petrus van der Zande, age 51, has been the Senior Director Finance and Tax Operations EMEA of Thermo Fisher since 2014. Mr. van der Zande joined Thermo Fisher in 2001 and
		+352 26 18 61	has held various finance and management roles since then.

        The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company, or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Courier or Mail:	By Facsimile Transmission (for Eligible Institutions Only):
The American Stock Transfer & Trust Company, LLC	(718) 234-5001
Operations Center
Attn: Reorganization Department	To Confirm Facsimile via Phone:
6201 15th Avenue
Brooklyn, New York 11219	(800) 937-5449

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser's expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, NY 10005
Shareholders may call toll free: (800) 487-4870
Banks and brokers may call: (212) 269-5550
Email: pthn@dfking.com

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